LOAN AGREEMENT

By

WESTERN ALLIANCE BANK,

an Arizona corporation and

LF3 CHARLOTTE, LLC, a Delaware limited liability company and LF3 CHARLOTTE TRS, LLC, a Delaware limited liability company

August 25, 2022

LOAN AGREEMENT

THIS LOAN AGREEMENT (as it may be amended, restated, supplemented, extended or renewed from time to time, this “Agreement”) is made as of August 25, 2022, between WESTERN ALLIANCE BANK, an Arizona corporation (“Lender”), and LF3 CHARLOTTE, LLC, a Delaware limited liability company and LF3 CHARLOTTE TRS, LLC, a Delaware limited liability company (individually and collectively, jointly and severally, the “Borrower”).

FOR VALUABLE CONSIDERATION, the parties agree as follows:

ARTICLE 1 AGREEMENT TO LEND

1.1Agreement. Subject to the terms and conditions provided herein, Lender agrees to make to the following loans to Borrower: (a) a term loan (the “Term Loan”) in the principal amount of $9,805,000 (the “Term Loan Amount”); and (b) a development line of credit (the “DLOC”) in the maximum principal amount of

$2,351,000 (the “DLOC Commitment Amount”) (the Term Loan and DLOC are individually and collectively referred to herein as the “Loan”), all on the terms and conditions in this Agreement and the other Loan Documents. Notwithstanding anything to the contrary, Lender shall not be obligated to advance Loan funds in an amount greater than the Maximum Loan Amount, as determined by Lender. Borrower agrees to borrow and repay the Loan, with interest, in accordance with the Note, this Agreement, and the other Loan Documents. Notwithstanding that this Agreement provides for multiple loan facilities and advances, the Loan shall constitute one general obligation of Borrower.

ARTICLE 2 LOAN TERMS

2.1Term Loan. The Term Loan shall be used exclusively by Borrower for acquisition of the Site and to fund certain other permitted amounts (to the extent herein provided), in accordance with the terms of this Agreement and the other Loan Documents. The principal amount of the Term Loan will not exceed the Term Loan Amount. The Term Loan will be evidenced by Borrower’s Term Note to Lender in the Term Loan Amount (the “Term Note”). Amounts borrowed as a Term Loan which are repaid or prepaid may not be reborrowed.

(a)Term Loan Interest Rate. Interest shall accrue on the unpaid principal balance of the Term Loan from the Closing Date at the Fixed Rate. The interest rate is an annual rate and will be computed using a 360-day year and charged for actual days elapsed.

(b)Monthly Payments. Accrued interest on the Term Loan shall be paid in arrears on each Payment Day. Interest accrued on the Term Loan from the Closing Date to the first Payment Day to occur after the Closing Date is due and payable on such first Payment Day. From and after the Term Out Date, on each Payment Day, Borrower shall make monthly payments of principal and interest on the Term Loan (each a “Term Loan Monthly Payment”) in an amount equal to the level monthly payment of principal and interest required to fully amortize the principal balance of the Term Loan on the Closing Date at the Fixed Rate, over the Amortization Period.

2.2DLOC. Lender agrees to make the DLOC available to Borrower on the terms and conditions set forth in this Agreement. The DLOC will be in a principal amount up to the DLOC Commitment Amount. The DLOC will be evidenced by Borrower’s DLOC Note in the DLOC Commitment Amount (the “DLOC Note”). The DLOC is a line of credit, and accordingly, principal amounts repaid or prepaid may not be reborrowed.

(a)DLOC Purpose. The DLOC will only be made available, and Borrowers agree to use the proceeds of the DLOC, exclusively to finance, from time to time, the PIP improvements for the Site approved by Lender (the “Development Project”). DLOC proceeds may not be used to refinance existing debt.

(b)DLOC Draws and Draw Requests. Borrower may request draws under the DLOC (each, a “DLOC Draw”) during the DLOC Draw Period, subject to the limitations stated herein. For each DLOC Draw, Borrower shall provide Lender with a “DLOC Draw Request” in the form attached as Exhibit 2.2(B) (or such other form as Lender may then reasonably require). Lender shall not be obligated to fund more than one DLOC Draw per month. The minimum amount of each DLOC Draw shall be the lesser of $150,000, or the remaining undrawn amount of the DLOC Commitment Amount. Borrower shall not be entitled to any further DLOC Draws following the last day of the DLOC Draw Period.

(c)Draw Conditions; Funding. Lender’s obligation to fund any DLOC Draw is subject to Lender’s satisfaction with or waiver of, in Lender’s sole discretion, each of the “DLOC Draw Conditions” listed on Exhibit 2.2(c). Lender will fund each DLOC Draw within 10 Business Days after Lender’s receipt of a complete, executed DLOC Draw Request and Lender’s determination that all DLOC Draw Conditions have been met, such funding to be by wire transfer in accordance with the instructions stated in the DLOC Draw Request. Lender shall not be obligated to fund any DLOC Draw during the continuance of a Default or Event of Default.

(d)No Excess Funding; Repayment. Lender’s obligation to fund DLOC Draws will not at any time exceed the DLOC Commitment Amount and in no event will Borrower be entitled to any DLOC Draw if funding such DLOC Draw would result in the total amount of (i) DLOC Draws advanced by Lender exceeding the DLOC Commitment Amount, or (b) Loan funds advanced by Lender exceeding the Maximum Loan Amount. On any date on which the aggregate principal amount of DLOC Draws exceeds the DLOC Commitment Amount, or the aggregate principal amount of the Loan exceeds the Maximum Loan Amount, Borrower shall, immediately upon demand by Lender, pay Lender an amount equal to such excess.

(e)DLOC Interest Rate. Interest shall accrue on the unpaid principal balance of the DLOC from the Closing Date at the Variable Rate. Subject to satisfaction of the following conditions, Borrower may elect to convert the interest rate on the DLOC from the Variable Rate to the DLOC Fixed Rate. The interest rate is an annual rate and will be computed using a 360-day year and charged for actual days elapsed.

(i)DLOC Fixed Rate Option. Borrower may request that Lender provide Borrower with a quote for fixed rate pricing that would apply to the outstanding principal of the DLOC by giving written notice to Lender not more than 90 days nor less than 60 days in advance of the DLOC Term Out Date. Within 30 days of receipt of the request, Lender will provide Borrower with an indicative quote (the “DLOC Rate Quote”, the date of the DLOC Rate Quote being referred to as the “DLOC Quote Date”) for fixed rate pricing based on a per annum rate equal to 3.00% plus the Treasury Rate for the Designated Term. In order for Borrower to elect to have the DLOC bear interest at a fixed rate, Borrower must give Lender written notice of the election (a “DLOC Rate Election Notice”) within seven days of the DLOC Quote Date. If such election is made, the DLOC will bear interest from the DLOC Term Out Date to the Maturity Date at a per annum fixed interest rate (the “DLOC Fixed Rate”) equal to the greater of (1) 5.50%, or (2) the sum of (i) 3.00%; plus (ii) the Treasury Rate for the Designated Term, as of the day that is one Business Day prior to the DLOC Term Out Date. Upon such conversion, Lender will advise Borrower of the new DLOC Monthly Payment that will be due based on such DLOC Fixed Rate. Borrower shall not have the option to convert the interest rate on the DLOC to the DLOC Fixed Rate following the DLOC Term Out Date.

(f)Monthly Payments. Accrued interest on the DLOC shall be paid in arrears on each Payment Day. Interest accrued on the DLOC from the Closing Date to the first Payment Day to occur after the Closing Date is due and payable on such first Payment Day. On each Payment Day occurring prior to (but not including) the DLOC Term Out Date, Borrower will make monthly payments of all accrued but unpaid interest on the DLOC. From and after the DLOC Term Out Date, Borrower shall make monthly payments of principal and interest on the DLOC (each a “DLOC Monthly Payment”) as provided below:

(i)Variable Rate. During any time the DLOC is accruing interest at the Variable Rate, each DLOC Monthly Payment will equal the level monthly payment of principal and interest required to fully amortize the unpaid principal balance of the DLOC outstanding on a Reference Date over the then remaining Amortization Period, at an interest rate equal to the Variable Rate calculated as of such Reference Date. The DLOC Monthly Payment amount so calculated will be in effect commencing with the first Payment Day following such Reference Date and for the next 11 DLOC Monthly Payments or through the Maturity Date, if the Maturity Date occurs during such period, with the DLOC Monthly Payment amount to be recalculated on each Reference Date. That portion of the DLOC Monthly Payment which exceeds the accrued and unpaid interest on the DLOC shall be applied to principal. If a particular DLOC Monthly Payment is insufficient to pay all of the accrued and unpaid interest on the DLOC as of the due date for such DLOC Monthly Payment, then that portion of the accrued and unpaid interest in excess of the portion actually paid shall thereupon be added to the unpaid principal balance of the DLOC and shall thereafter accrue interest at the Variable Rate. “Reference Date” means the first day of the month during which the DLOC Term Out Date occurs and each anniversary of such date

(ii)Fixed Rate. During any period of time the DLOC is accruing interest at the DLOC Fixed Rate, each DLOC Monthly Payment will equal the level monthly payment of principal and interest required to fully amortize the principal balance of the DLOC on the DLOC Term Out Date at the DLOC Fixed Rate, over the Amortization Period.

(g)Draws and Draw Requests Generally. Lender shall have absolutely no duty or obligation to disburse any DLOC Draw unless and until Borrower has first submitted to Lender a properly completed and executed DLOC Draw Request. Lender shall be entitled to fully rely and act on each DLOC Draw Request provided by or on behalf of Borrower and shall have no duty to verify the content of or accuracy of information contained in any such DLOC Draw Request, the authority of the person executing such DLOC Draw Request or the identity of the sender thereof. Lender does not have and is not undertaking any obligation whatsoever to Borrower to verify the source of a DLOC Draw Request provided to Lender or to detect errors in transmission or content, including discrepancies between account names and numbers.

(h)Development Project and Final Completion. All work associated with the Development Project shall be diligently pursued until Finally Complete and shall be undertaken and completed in a good and workmanlike manner; Lien free; using licensed contractors for all construction work; using new materials, unless otherwise approved by Lender; and in compliance with all Applicable Laws, as well as the requirements of the Franchise Agreement and PIP. Borrower will cause the Development Project to be Finally Complete by the date required under the PIP for such Development Project (the “Completion Deadline”). If Borrower and Franchisor agree to an extension of the completion date for the PIP, such extension must be documented in a writing reasonably acceptable to Lender. The Development Project shall be “Finally Complete” (and “Final Completion” of that Development Project shall have occurred) at such time (the “Final Completion Date”) as Borrower shall have satisfied each of the following conditions, as determined by Lender, in its sole discretion, unless Lender, in its sole discretion, waives a particular condition:

(i)Completion of Work. The improvements to the Site required under the PIP shall be complete, in compliance with all Applicable Laws, and the requirements of the Franchise Agreement and PIP.

(ii)Title Insurance. Lender shall have received such title insurance endorsements as Lender may reasonably require with respect to the Site subject to the Development Project, which removes any mechanics lien exceptions applicable to Lender’s title insurance policy for the Mortgage recorded against such Site.

(iii)Final Permits and Approvals. Borrower shall have obtained and provided to Lender (i) such building permits, licenses and approvals as may be required by applicable Governmental Authority to evidence completion of the Development Project and to use and occupy the Site for the operation of business; and (ii) evidence reasonably satisfactory to Lender of Franchisor’s approval of the improvements made and fixtures installed under the Development Project and all other approvals required pursuant to the terms of the Franchise Agreement and PIP and to evidence completion of the Development Project for the use and occupancy of the Site and the operation of business thereon as a Permitted Concept.

(iv)Lien Waivers and Inspections. If required by Lender, (A) Lender shall have received lien waivers and releases reflecting final payment from the general contractor; each construction contractor; each subcontractor; and each supplier for the Development Project providing services or materials for the Development Project; and (B) the Lender or Lender’s Inspecting Architect shall have conducted a final inspection of the applicable Site and, in the case of an inspection by the Lender’s Inspecting Architect, provided a report of such inspection in form and content satisfactory to Lender.

2.3	Collateral. The Loan will be secured by the Collateral described in the “Collateral Table” attached as

Exhibit 2.3, as well as all other Collateral described in the Loan Documents.

2.4Closing. The Loan closing (the “Closing”) will occur within three Business Days following satisfaction (or waiver by Lender) of each of the closing conditions listed on Exhibit 2.4 (collectively, the “Closing Conditions”). The date on which the Closing occurs is the “Closing Date.” Borrower hereby authorizes Lender to insert the Closing Date on the first page hereof, as the date hereof, and in the various Loan Documents, including the Note, as the date thereof. The Closing must occur on or before 11:00 a.m. local time in Phoenix, Arizona, on August 25, 2022 (the “Closing Deadline”). If the Closing has not occurred on or before the Closing Deadline, Lender shall have absolutely no obligation whatsoever to make the Loan to Borrower. Lender may extend the Closing Deadline in Lender’s sole discretion. Any Closing Deadline extension must be in writing to be valid.

2.5Funding. Prior to Closing, Borrower shall deliver to Lender a complete, executed “Closing Draw Request” for disbursement of the Loan proceeds. At Closing Lender will fund the Loan by wire transfer in accordance with the instructions contained in the Closing Draw Request. Lender shall be entitled to fully rely and act on the Closing Draw Request and shall have no duty to verify the content or accuracy of information contained therein, the authority of the person executing the Closing Draw Request or the identity of the sender thereof. Lender does not have and is not undertaking any obligation whatsoever to Borrower to verify the source of the Closing Draw Request or to detect errors in transmission or content, including discrepancies between account names and numbers.

2.6	Closing Fees. Borrower will pay the following fees to Lender on the Closing Date:

(a)Term Loan Fee. At Closing, Borrower will pay Lender a term loan fee equal to 0.75% of the Term Loan Amount.

(b)DLOC Fee. At Closing, Borrower will pay Lender a DLOC loan fee in the amount of 0.75% of the DLOC Commitment Amount.

2.7Transaction Costs; Deposits. Borrower shall pay Lender, at or before Closing, all reasonable out-of-pocket costs and expenses incurred by or on behalf of Lender in connection with Lender’s underwriting and closing due diligence and the negotiation, documentation, and closing of the Loan (including in connection with Lender’s evaluation of and determinations with respect to, the Closing conditions) (the “Transaction Costs”). Transaction Costs include the following, as applicable: (a) Lender’s outside legal counsel fees; (b) expenses for UCC search reports, title searches, and title insurance; (c) escrow, recording, and filing fees; (d) transfer or mortgage taxes (if any); (e) costs of site inspections, inspection reports, surveys, appraisals, flood certifications, environmental reports and testing, and other due diligence required by Lender; and (f) costs and fees of consultants and other professional advisers retained by Lender. At Closing, all deposits paid by Borrower prior to entering into this Agreement, shall be applied to pay Transaction Costs and any other fees, costs and expenses then payable by Borrower. If the deposit exceeds the sum of such items, the excess will be refunded at Closing. Further, Lender, in its discretion, may deduct the amount of any Transaction Costs incurred by Lender and any other fees, costs and expenses payable by Borrower at the time of funding the Loan in order to pay the same.

2.8	General Payment Provisions.

(a)Manner and Place; No Deductions. Principal, interest, and all other amounts due to Lender from time to time under the Notes, this Agreement, and the other Loan Documents, including each Monthly Payment (each, a “Payment”) shall be made by Automated Clearing House (“ACH”) debit (and Borrower agrees to execute and deliver to Lender such authorizations and agreements as Lender may require to establish such ACH arrangements) unless Lender gives prior written consent, in its sole discretion, for Payments to be made by wire transfer. Any Payment made by wire transfer and not received by Lender prior to 12:00 noon (local Phoenix, Arizona, time) may, in Lender’s sole discretion, be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. All Payments, including Payments made by ACH debit, shall be in U.S. dollars and shall be made from a business deposit account in Borrower’s name at a U.S. bank. All Payments shall be made without deduction of present and future Taxes (such amounts to be paid by Borrower) and without any other abatement, reduction, setoff, defense, counterclaim, deferment or recoupment.

(b)	Application of Payments Generally. Except as otherwise provided in subsection (c) below:

(i) all Payments of principal and interest required to be made shall be applied first to accrued and unpaid interest and then to principal; (ii) Payments by or on behalf of Borrower for fees, costs, and other expenses payable pursuant to any Loan Document, including Payments with respect to Transaction Costs, Closing fees and expenses, and other amounts payable by a Credit Party pursuant to any provision of the Loan Documents, shall be applied to the applicable fee, cost or other expense; and (iii) if Lender receives any other Payment, including Collateral proceeds and principal prepayments, Lender shall apply such Payment in such order, manner, and amounts as is specifically provided in the applicable Loan Document pursuant to which such Payment is made, or, in the absence of such a provision, in such order, manner, and amounts as Lender, in its sole discretion, may determine.

(c)Application of Payments After Default. Any other provision of this Agreement, the Note or any other Loan Document to the contrary notwithstanding, during such time as a Default has occurred and is continuing, all Payments shall be applied in such order and manner and in such amounts as Lender, in its sole discretion, may determine.

2.9	Interest Rate; Payments.

(a)	[Reserved].

(b)Basis of Computation. The interest rate for the Loan is an annual rate and will be computed using a 360-day year and charged for actual days elapsed.

(c)Default Interest. Effective immediately upon (a) the occurrence of any Event of Default under Section 6.1(f) of this Agreement; or (b) the delivery of a notice by Lender to Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the outstanding principal balance of the Loan shall bear interest at a rate equal to the Default Rate, payable on demand or, in the absence of demand, on the date(s) otherwise applicable.

(d)Benchmark Replacement. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower. “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes, such as changes to the definitions of “Business Day,” “Interest Period,” or timing and frequency of determining rates and making payments of interest, that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

2.10	Payments.

(a)When Due; Maturity Date. Accrued interest on the Loan shall be paid in arrears on each Payment Day. Interest accrued on the Loan from the Closing Date to the first Payment Day to occur after the Closing Date is due and payable on such first Payment Day. Regular monthly payments (each, a “Monthly Payment”) will commence on the second Payment Day to occur after the Closing Date and will continue on each Payment Day thereafter through the Maturity Date.

(b)Payment at Maturity. On the Maturity Date, in addition to the required Term Loan Monthly Payment and DLOC Monthly Payment, Borrower shall also pay the entire remaining unpaid balance of the Loan, if any; all accrued and unpaid interest to the Maturity Date; and any other amounts payable under this Agreement and the other Loan Documents.

(c)Balloon Payment. BORROWER ACKNOWLEDGES AND AGREES THAT A SUBSTANTIAL PAYMENT WILL BE DUE ON THE MATURITY DATE, AS THE MONTHLY PAYMENTS DUE WITH RESPECT TO THE LOAN HAVE BEEN CALCULATED BASED ON AN AMORTIZATION PERIOD THAT EXCEEDS THE TERM OF THE LOAN; THEREFORE, A MAJOR PORTION OF THE PRINCIPAL AMOUNT OF THE LOAN WILL NOT HAVE BEEN PAID BY WAY OF THE MONTHLY PAYMENTS.

2.11	Prepayments.

(a)Generally. Except as may otherwise be expressly provided in this Agreement and the other Loan Documents, Borrower may not make any prepayment of the Loan except as follows: (i) prepayments must be made on a Payment Day (the “Permitted Prepayment Date”); (ii) Borrower must give Lender at least 30 days’ prior written notice of the proposed prepayment; (iii) the prepayment must be for the full outstanding principal balance of the Loan (except that partial prepayments are permitted in the case of

(A) payments of Insurance Proceeds or Condemnation Proceeds that are applied to principal on the Loan; and

(B) other mandatory prepayments, if any, required pursuant to any of the Loan Documents and that are applied to principal on this Loan; and (C) any Special Prepayment); and (iv) the prepayment must be accompanied by payment to Lender of the following: (A) any and all costs, fees, and other expenses, including late fees, then due and payable with respect to the Obligations; (B) interest on the prepaid principal through the Permitted Prepayment Date; and (C) a Prepayment Fee in the amount described below, unless the Loan Documents specifically state that, with respect to a particular prepayment, no Prepayment Fee is due. Any other provision of the Loan Documents to the contrary notwithstanding, if the Loan is accelerated by Lender in exercise of Lender’s rights or if the Loan is automatically accelerated pursuant to Section 6.1(f) of this Agreement, then, in addition to any other amounts that Borrower may owe Lender, Borrower is also obligated to pay the Prepayment Fee, calculated based on the principal amount outstanding as of the date of acceleration. PREPAYMENTS ARE ONLY ALLOWED ON PERMITTED PREPAYMENT DATES AND INTEREST ON THE PREPAYMENT AMOUNT MUST BE PAID TO THE PERMITTED PREPAYMENT DATE. IF LENDER AGREES TO ACCEPT A PREPAYMENT ON A DATE OTHER THAN A PERMITTED PREPAYMENT DATE, THERE WILL BE NO REDUCTION IN THE AMOUNT OF INTEREST REQUIRED TO BE PAID AS PROVIDED ABOVE. ACCORDINGLY, AS A FURTHER CONDITION TO THE PREPAYMENT AND IN ADDITION TO ALL OTHER AMOUNTS PAYABLE IN RESPECT OF SUCH PREPAYMENT, BORROWER WILL PAY TO LENDER THE AMOUNT OF INTEREST THAT WOULD HAVE ACCRUED ON THE LOAN, BUT FOR THE PREPAYMENT, FROM THE DATE OF PREPAYMENT TO THE NEXT PERMITTED PREPAYMENT DATE.

(b)Prepayment Fee. The “Prepayment Fee” will equal greater of (i) an amount equal to 1% of the prepaid principal; or (ii) an amount equal to the positive result (if any) obtained by subtracting the net present value of the Remaining Payments, calculated at the Origination Reference Rate, from the net present value of the Remaining Payments, calculated at the Prepayment Reference Rate; provided that, with respect to any portion of the Loan accruing interest based on the Variable Rate, the Prepayment Fee will be 1% of the prepaid principal.  If, after the third anniversary of the Closing Date, the Loan is prepaid in full concurrently with the sale of the Site to a third party that is not an Affiliate of Borrower, then the Prepayment Fee will not be required.

(c)Application of Prepayment Amounts. Subject to the provisions of Section 2.8(c) of the Loan Agreement: (i) amounts paid pursuant to Section 2.11(a)(iv) shall be applied in payment of the amounts specified therein; (ii) all prepaid principal shall be applied to the unpaid principal balance of the Loan; provided, however, that any permitted partial prepayment of principal (including any Special Prepayment) shall be applied to principal in the inverse order of maturity, such that the scheduled Monthly Payment or DLOC Monthly Payment amounts for the Loan otherwise calculated do not change; and (iii) all other payments pursuant to this Agreement shall be applied first to accrued and unpaid interest on the Loan and the balance to reduction of principal on the Loan, in the inverse order of maturity. Lender may, in its sole discretion allocate principal prepayments between the Term Loan and DLOC.

(d)Special Prepayment Right. Borrower may make unscheduled principal prepayments in an amount not to exceed 15% of the outstanding principal balance of the Loan (each, a “Special Prepayment”), as follows: (i) Borrower may make only one Special Prepayment during the period from the Closing Date to the first anniversary of the Closing Date, and thereafter, only one Special Prepayment during each subsequent annual period, each such annual period to commence on the anniversary of the Closing Date and extend to the next anniversary of the Closing Date; and (ii) Borrower must satisfy the requirements of Section 2.11(a), except that no Prepayment Fee shall be required in connection with a Special Prepayment. Amounts that could have been paid as a Special Prepayment during a particular period but were not so paid, do not carry forward to subsequent periods. If Borrower should elect to prepay the entire principal balance of the Loan and Borrower has not otherwise made a Special Prepayment during the annual period in which the full prepayment will be made, the Prepayment Fee due in connection with the full prepayment shall be computed as if Borrower had made a Special Prepayment in the maximum amount allowable under this Section 2.11(d) on the day that the full prepayment will be made, immediately preceding such full prepayment.

2.12	Certain Definitions. As used in this Agreement, the following terms are defined as follows:

(a)	“Amortization Period” means a period of 300 months that commences on Term Out Date.

(b)“Designated Term” means, as of the date of determination, the remainder a 5-year term commencing on the Closing Date.

(c)“DLOC Draw Period” means the period of time beginning at Closing and ending on February 25, 2024. Subject to Lender’s written approval, the DLOC Draw Period may be extended to a later date, but in all cases no later than the earlier of (i) the third anniversary of the Closing Date, and (ii) the required completion date for the PIP improvements, as required by Franchisor.

(d)	“DLOC Term Out Date” means the last day of the DLOC Draw Period.

(e)	“Fixed Rate” is a per annum rate equal to 6.20%.

(f)	“Floor Rate” is 4.50%.

(g)“Index Rate” means the 30-day American Interbank Offered Rate Term-30 Index (“Ameribor”)

which is published for loans in United States Dollars by the American Financial Exchange and is obtained by Lender from Bloomberg Financial Services Systems with the code AMBOR30T (or, if no longer available, any similar or successor publication selected by Lender). The Ameribor Rate shall initially be determined on the date of this Agreement and shall thereafter be adjusted monthly on the first day of each calendar month to be the Ameribor determined by Lender to be in effect on such date. If Lender determines (which determination shall be conclusive absent manifest error) that either of the following has occurred: (i) Ameribor ceases to exist or is no longer available; or (ii) a public announcement by the regulatory supervisor for the administrator of Ameribor, or a determination made by Lender, that Ameribor is no longer representative, then commencing on the next reset date, the interest rate hereunder shall be replaced with such alternate base rate and spread (collectively, “Benchmark Replacement”) as Lender determines in its sole discretion to be most comparable to the then-current interest rate. If the Benchmark Replacement as determined pursuant to this section would be less than the Floor Rate, the Benchmark Replacement will be deemed to equal the Floor Rate for the purposes of this Agreement and the other Loan Documents.

(h)“Origination Reference Rate” means (i) with respect to the Term Loan, the Swap Rate as of two Business Days prior to the Closing Date for a term equal to the Origination Term; and (ii) with respect to the DLOC, the Treasury Rate as of DLOC Term Out Date for a term equal to the remainder of the Designated Term.

(i)“Origination Term” means (i) with respect to the Term Loan, a term, in months, equal to the number of Monthly Payments required to be made after the Closing Date through the Maturity Date, assuming no prepayment, and (ii) with respect to the DLOC, a term, in months, equal to the number of DLOC Monthly Payments required to be made after the DLOC Term Out Date through the Maturity Date, assuming no prepayment.

(j)“Prepayment Reference Rate” means (1) the Swap Rate for the Term Loan or (2) the Treasury Rate for the DLOC, as applicable, for a term equal to the Prepayment Term of the Term Loan or DLOC, as applicable, as of the date that Lender provided its final prepayment quote to Borrower.

(k)“Prepayment Term” means a term, in months, equal to the number of Monthly Payments and/or DLOC Monthly Payments, as applicable, required to be made after the proposed prepayment date through the Maturity Date, assuming no prepayment.

(l)“Remaining Payments” means the stream of Monthly Payments or DLOC Monthly Payments, as applicable, that would be due, assuming no prepayment, after the proposed prepayment date through the Maturity Date, including any scheduled payment bumps and any balloon payment due on the Maturity Date.

(m)	“Spread” is 3.00%.

(n)“Swap Rate” means the daily rate for interest rate swaps for the stated term, as reported as on the applicable Bloomberg screen page as of the stated date. If Bloomberg becomes unavailable during the term of the Loan or ceases to provide Swap Rate quotes, Lender may select such replacement rate as Lender in its sole discretion determines most closely approximates such rate. If Bloomberg does not report a Swap Rate with a term equal to the applicable Origination Term or the Prepayment Term, then the Swap Rate to be used in computing the Origination Reference Rate or the Prepayment Reference Rate, as the case may be, will equal the interpolated yield of (A) the Swap Rate for the term, in months, that is less than, but closest to, the Origination Term or the Prepayment Term, as the case may be, and (B) the Swap Rate for the term, in months, that is more than, but closest to, the Origination Term or the Prepayment Term, as the case may be.

(o)	“Term Out Date” means February 25, 2024.

(p)“Treasury Rate” means the weekly average yield on Treasury securities, adjusted to a constant maturity for the stated term, as identified and published by the Federal Reserve Board in its weekly H.15 Rate Report for loans in United States dollars as obtained by Lender from the Federal Reserve Board. If Lender determines (which determination shall be conclusive absent manifest error) that either of the following has occurred: (i) the Treasury Rate ceases to exist or is no longer available; or (ii) a public announcement by the regulatory supervisor for the administrator of the Treasury Rate, or a determination made by Lender, that the Treasury Rate is no longer representative, then commencing on the next reset date, the Treasury Rate hereunder shall be replaced with such alternate base rate and spread (collectively, “Treasury Rate Replacement”) as Lender determines in its sole discretion to be most comparable to the then- current Treasury Rate. If the Treasury Rate Replacement as determined pursuant to this section would be less than the Floor Rate, the Treasury Rate Replacement will be deemed to equal the Floor Rate for the purposes of this Agreement and the other Loan Documents.

If, in connection with the DLOC, the Federal Reserve Board does not report a Treasury Rate with a term equal to the applicable Origination Term or the Prepayment Term, then the Treasury Rate to be used in computing the Origination Reference Rate or the Prepayment Reference Rate, as the case may be, will equal the interpolated yield of (A) the Treasury Rate for the term, in months, that is less than, but closest to, the Origination Term or the Prepayment Term, as the case may be, and (B) the Treasury Rate for the term, in months, that is more than, but closest to, the Origination Term or the Prepayment Term, as the case may be.

(q)“Variable Rate” is a per annum variable rate of interest equal to the Index Rate plus the Spread; provided the Variable Rate will not be less than the Floor Rate.

2.13Late Fees. If Borrower fails to make any payment pursuant to this Agreement or any other Loan Document on or before the 10th day after the due date for such payment (other than the payment due at maturity), then Borrower shall pay Lender a late fee equal to the greater of (a) 5% of such past-due payment or (b) $10.00. Such late fee will be immediately due and payable and is in addition to any other charges, costs, fees, and expenses that Borrower may owe as a result of the late payment, including the imposition of a default rate of interest pursuant to this Agreement or any other Loan Document.

2.14	Increased Costs.

(a)Capital Requirements. If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(b)Lender’s Certificate. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Section 2.15 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(c)No Waiver. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES

Borrower acknowledges and agrees that the representations and warranties in this Article are a material consideration to Lender; that Lender is relying on their correctness and completeness in entering into this Agreement and making the Loan; and that these representations and warranties are true and accurate as of the date hereof, will be true and accurate as of the Closing, as if made at Closing, and will survive the Closing, regardless of any investigation or inspection by Lender. Accordingly, Borrower represents, warrants, and certifies to and covenants with Lender that:

3.1Borrower Ownership and Status. Borrower’s exact legal name is set forth on the signature page hereof. Borrower is a domestic U.S. entity, validly existing and in good standing under the laws of the state of its formation, is duly qualified and licensed to do business in the state where each Site is located, and has full power and authority to enter into and perform its obligations under the Loan Documents to which it is a party. Borrower’s chief executive office and principal place of business is at the location set forth on the signature page hereof. The organizational chart attached as Exhibit 3.1, relating to Borrower and certain of its Affiliates, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Exhibit 3.1 have any ownership interest in, or right of Control, directly or indirectly, in Borrower.

3.2Due Authorization, Execution and Delivery. The Loan Documents have been duly authorized and validly executed and delivered by Borrower. The individual(s) executing the Loan Documents on behalf of Borrower have been duly authorized to do so in accordance with resolutions duly adopted by Borrower’s board of directors (or similar governing body), members, or partners, as the case may be.

3.3No Conflicts; No Defaults. The authorization, execution, delivery, consummation, and performance by Borrower of the Loan Documents does not and will not conflict with, violate, or breach (a) any provision of Borrower’s organizational documents; (b) any Applicable Law; or (c) any Contractual Obligation of Borrower. Borrower is not in default under and, to the best of Borrower’s knowledge, no event has occurred that, with the giving of notice or the passage of time, or both, would constitute a default under any Contractual Obligation of Borrower.

3.4Binding Obligations. This Agreement and the other Loan Documents to which a Credit Party is a party constitute the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally, and general principles of equity.

3.5Litigation and Condemnation. Except as described on Exhibit 3.5, there is no action, suit, investigation, inquiry, proceeding or arbitration at law or in equity, including condemnation proceedings or proceedings in lieu of condemnation, pending or, to the best of Borrower’s knowledge, threatened against or affecting (a) any Credit Party or any of its or their assets or revenues; (b) LF III, Adviser, a Credit Party or any Affiliate of any Credit Party or any of their assets or revenues that could have a Material Adverse Effect or cause an Event of Default; or (c) any of the Loan Documents or any of the transactions contemplated thereby.

3.6Administrative, Criminal and Governmental Matters and Investigations. There are no administrative or criminal matters or investigations, government investigations or audits, or other similar matters currently pending or, to the best of Borrower’s knowledge, threatened that involve any Credit Party nor has any Credit Party been involved in any such matters within the past seven years.

3.7Bankruptcy and Similar Matters. There are no bankruptcy, insolvency, or similar proceeding currently pending or, to the best of Borrower’s knowledge, threatened that involve any Credit Party. During the past seven years: (a) no assets of any Credit Party have been the subject of any foreclosure or similar proceeding or been transferred by deed in lieu; (b) no Credit Party has filed (or had filed against such Credit Party) a petition under the

U.S. Bankruptcy Reform Act of 1978, 11 U.S.C. §101, et seq. (the “Bankruptcy Code”) or obtained a discharge of its debts under the Bankruptcy Code; and (c) no Person that is a principal officer, executive, member, manager or equity owner of a Credit Party held a similar position in an entity that, during the time such Person held such position or within one year after leaving such position, filed (or had filed against it) a petition under the Bankruptcy Code or that obtained a discharge of its debts under the Bankruptcy Code.

3.8Solvency. Both before and after giving effect to consummation of the transactions contemplated by the Loan Documents to be consummated at or concurrently with the Closing and the payment and accrual of all Transaction Costs, and other costs, fees, and expenses payable in connection with the foregoing, the Credit Parties taken together, and Borrower, individually, are Solvent.

3.9Anti-Money Laundering; Anti-Terrorism. Each Credit Party (each, an “AML Party”) is and will remain in compliance with the following (collectively, the “AML Requirements”): all U.S. economic sanctions laws and executive orders; all regulations promulgated by the U.S. Office of Foreign Assets Control (“OFAC”); and all applicable anti-money laundering and counter-terrorism provisions of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001,

P.L. 107-56,, and all rules and regulations issued pursuant to such laws, including those relating to “know your customer”, anti-money laundering, and anti-terrorism. No AML Party is or will become a Person (a) included by OFAC on the list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or who is otherwise the target of U.S. economic sanctions laws, such that, in either case, a U.S. Person cannot engage in business transactions with such Person; or (b) that is Controlled by, or acting, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions, such that entry into or performance under any Loan Document would violate Applicable Law.

3.10Title to Assets; Permitted Exceptions. Borrower owns all assets reflected in its most recent balance sheet delivered to Lender, except for assets disposed of in the ordinary course of business since the date of such balance sheet. Borrower is the owner of all of the Collateral, free and clear of all Liens and other matters affecting title to such assets, other than the Permitted Exceptions.

3.11Outstanding Indebtedness. As of the Closing Date and after giving effect to the Closing, Borrower and the other Credit Parties have no outstanding Indebtedness, other than (a) the Obligations; and (b) trade debt incurred and paid in the ordinary course of business and in any event within 60 days after incurrence.

3.12Compliance with Law; Permits. Each Site and the operations of each Credit Party at such Site comply with all Applicable Law, except for such noncompliance that has not had, and could not reasonably be expected to have, a Material Adverse Effect. All governmental permits required to use and operate such Site for the Permitted Concept, including liquor licenses, if any, have been obtained and are in full force and effect, except for permits, the failure of which to obtain or maintain has not had, and could not reasonably be expected to have, a Material Adverse Effect.

3.13Site Conditions, Zoning, Access, and Utilities. Each Site, including all buildings and other improvements associated with such Site, is in good condition and repair; well maintained, ordinary wear and tear excepted; fully equipped and operational; free (to the best of Borrower’s knowledge) from structural defects; and safe and properly lighted. Each Site is unconditionally zoned by the appropriate Government Authority for the use of such Site for the Permitted Concept. Permanent, legal access is available to each Site from a physically open and dedicated public right-of-way. Adequate public or private utilities are available at each Site to permit operation of such Site as a Permitted Concept, and all utility connection fees and use charges have been paid in full.

3.14Franchise Agreement. Borrower has provided Lender with a true, correct and complete copy of each Franchise Agreement. Attached as Exhibit 3.14 is a complete list of each Franchise Agreement and the information set forth thereon with respect to each Franchise Agreement is true, complete, and correct. At Lender’s request from time to time, Borrower shall deliver to Lender a fully executed, complete copy of each Franchise Agreement. Each Franchise Agreement is in full force and effect, the entire interest of the franchisee thereunder is owned by one or more of the Credit Parties, and such interest has not been assigned, transferred, mortgaged, or otherwise encumbered other than pursuant to Lender’s Liens. No notice of default from Franchisor has been received by any Credit Party with respect to any Franchise Agreement that has not been cured, and no notice of default to Franchisor has been given that has not been cured. To the best of Borrower’s knowledge, no event has occurred and no condition exists, including with respect to any required remodeling or re-imaging, that, with the giving of notice or the lapse of time or both, would constitute a default under any Franchise Agreement. The requirements of any property or performance improvement plan or similar requirement under the Franchise Agreement (each, a “PIP”) have been fully disclosed to Lender, including expenses, required reserves, and other requirements. The PIP submitted to Lender by Borrower has been approved by the Franchisor and Borrower, and there are currently no other requirements with respect to the remodeling, redecorating or modification of the Site. Set forth on Exhibit 3.14 are Borrower’s estimated costs to complete the PIP, the Franchisor’s required completion date for the PIP (which may be extended with the approval of the Franchisor).

3.15Management Agreement. Borrower has provided Lender with a true, correct and complete copy of each

Management Agreement. Attached as Exhibit 3.15 is a complete list of each Management Agreement and the information set forth thereon with respect to each Management Agreement is true, complete, and correct. At Lender’s request from time to time, Borrower shall deliver to Lender a fully executed, complete copy of each Management Agreement. The Management Agreement is in full force and effect, the entire interest of the Site owner thereunder is owned by one or more of the Credit Parties, and such interest has not been assigned, transferred, mortgaged, or otherwise encumbered other than pursuant to Lender’s Liens. No notice of default from Manager has been received by any Credit Party that has not been cured, and no notice of default to such Manager has been given that has not been cured. To the best of Borrower’s knowledge, no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a default under the Management Agreement. The Management Agreement (a) is fully subordinate to the Loan and Loan Documents, including to all Lender’s Liens; and (b) does not contain any rights of first refusal or other options in favor of Manager to acquire any Collateral or other property of Borrower.

3.16Taxes. All federal, state, local and foreign income, franchise and other material tax returns and reports (collectively, “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Government Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liabilities may be added thereto for non-payment except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. No Tax Return is under audit or examination by any Government Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Government Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with Applicable Law, and such withholdings have been timely paid to the respective Government Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent. “Tax Affiliate” means Borrower and its subsidiaries (if any) and any Borrower Affiliate with which Borrower files or is eligible to file consolidated, combined or unitary tax returns. “Taxes” means all taxes, including income taxes, excess profits taxes, sales taxes, gross receipts taxes, payroll taxes, withholding taxes, ad valorem real and personal property taxes and assessments, and all other taxes, duties, imposts, levies, assessments, deductions, withholdings, and charges imposed by any Government Authority, and all Liabilities with respect thereto, excluding taxes imposed on or measured by the Lender’s net income.

3.17Evaluation Information. All information provided to Lender by or on behalf of any Credit Party in connection with the Loan (collectively, the “Evaluation Information”) is correct and complete in all material respects as of the date thereof. Borrower acknowledges that Lender is relying on the Evaluation Information in entering into this Agreement and making the Loan available to Borrower. None of the Credit Parties has any knowledge of any material change in any of the Evaluation Information that has not been disclosed to Lender in writing.

3.18Full Disclosure. There is no fact known to any Credit Party that materially and adversely affects the business, operations, assets or condition (financial or otherwise) of any of the Credit Parties that has not been disclosed herein or in the Evaluation Information. None of the representations or warranties made by any Credit Party in the Loan Documents or any exhibit, report, statement or certificate furnished by or on behalf of any Credit Party pursuant thereto, as of the date such representations and warranties are made or deemed made, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

3.19Commercial Purpose of Loan. The purpose of the Loan is a commercial business purpose and not a personal, family, or household purpose. No portion of the Collateral is being used by Borrower or any other Person for any personal, family or household purposes.

3.20ERISA. None of the Credit Parties maintains, or has any Liabilities with respect to, any employee benefit plan or multiemployer plan, as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”).

3.21Beneficial Ownership Certification. As of the date of this Agreement, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE 4 AFFIRMATIVE COVENANTS

Until such time as all Obligations are fully paid and performed:

4.1Organization and Status; Preservation of Existence. Borrower will continue to be validly existing and in good standing under the laws of its state of incorporation or formation and will continue to be qualified to do business in the state where each Site is located.

4.2Collateral. Borrower will (a) keep the Collateral free and clear of all Liens, other than the Permitted Exceptions; (b) use the Collateral only in its trade or business; (c) keep the tangible Collateral at each Site and maintain such tangible Collateral in good operating condition and repair and in material compliance with manufacturers’ recommendations, normal wear and tear excepted; and (d) own and keep at each Site all equipment, including all machinery, furniture, appliances, trade fixtures, tools, office and record keeping equipment, and inventory required to be maintained by Borrower at such Site pursuant to the Franchise Agreement and the Management Agreement for such Site and that are reasonably necessary for the proper and prudent operation of such Site as the Permitted Concept.

4.3Taxes. Borrower shall timely pay or cause to be paid, prior to delinquency, all Taxes which may at any time be assessed, levied or imposed upon Borrower, any Site, the Collateral, the Loan Documents, the Obligations, or the rents, issues, profits, damages, income and other benefits now or hereafter derived from any of the Sites, or which may arise in respect of the occupancy, use, possession or operation thereof.

4.4	Insurance.

(a)Insurance Requirements. Borrower shall obtain and keep in full force and effect insurance of the types and in amounts customarily carried in lines of business and in geographic areas similar to Borrower’s and as Lender may specify from time to time in a letter or other written communication from Lender to Borrower referencing this Section (each, an “Insurance Requirements Letter”), including

(i) property insurance (Special Form) for 100% of full replacement value; (ii) business income insurance;

(iii)	builder’s risk insurance, for any period during which construction shall take place on the Site;
(iv)commercial general liability insurance, including excess/umbrella coverage and, if liquor, beer, or wine may be sold at or from the Site, liquor liability coverage; (v) worker’s compensation insurance; (vi) flood insurance, as provided in the Mortgage; (vii) earthquake insurance, for Sites located in an area designated by the US Geological Survey as high hazard; and (viii) such other policies and coverages as may be necessary to comply with Applicable Law or as Lender may otherwise require. Each required insurance policy and coverage (each, a “Policy”) and each required binder, certificate, or other evidence of coverage (collectively, with the Policy, the “Policy Documents”) shall satisfy the requirements set forth in this Section and in any Insurance Requirements Letter (collectively, the “Insurance Requirements”), unless, in a particular case, Lender, in its sole discretion and in writing, modifies or waives a particular Insurance Requirement. All Insurance Requirements are at the sole cost and expense of Borrower and apply to each Site. If, in addition to Borrower, any other Credit Party has an insurable interest in a particular Site, the Insurance Requirements shall apply with equal force to such other Credit Party, as if such Credit Party were a Borrower. Borrower’s compliance or non-compliance with the Insurance Requirements shall not limit Borrower’s liability for the acts or omissions of Borrower or any other Credit Party as provided herein or in any of the other Loan Documents.

(b)Policy Requirements. Each Policy Document shall meet the requirements of the Insurance Requirements Letter and name Lender and its successors and/or assigns, and affiliates, as their interests may appear, as additional insureds and as mortgagee and loss payee, as applicable, and shall state Borrower’s correct address and list Borrower as the named insured. Each Policy shall include an agreement by the insurer that any loss will be payable in accordance with the terms of the Policy notwithstanding any act or neglect of Borrower, anyone acting for Borrower, or any tenant or other occupant of a Site. At least 30 days prior to the expiration of each Policy, Borrower shall furnish Lender written evidence that such Policy has been renewed or replaced by delivering to Lender a copy of the replacement Policy or other documentation reasonably satisfactory to Lender evidencing that the required insurance is in full force and effect. .

(c)Lender Insurance. SPECIAL NOTICE: Unless Borrower provides Lender with evidence that the required Policies have been obtained, are in full force and effect, and meet the Insurance Requirements, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has been obtained insurance satisfying the Insurance Requirements. Borrower shall reimburse Lender, upon demand, for the costs of such insurance obtained by Lender, together with interest thereon at the Default Rate from the date such insurance was purchased to the date of such reimbursement.

4.5	Casualty.

(a)Casualty; Continuation of Obligations. Borrower shall at all times bear the entire risk of any loss, theft, damage to, or destruction of, any Collateral from any cause whatsoever, including as a result of a taking by eminent domain (a “Casualty”). If a Casualty occurs, whether or not covered by insurance, Borrower will promptly give Lender written notice thereof, describing the nature and extent thereof. No Casualty shall relieve Borrower of any of its Obligations, including its obligation to make regularly scheduled Note payments.

(b)Restoration Obligation. Promptly following the occurrence of a Casualty, Borrower shall, at its expense, commence and diligently complete the repair, restoration, replacement, and rebuilding of the Collateral as nearly as possible to its value, condition and character immediately prior to the Casualty (a “Restoration”). Borrower shall not be excused from Borrower’s Restoration obligation, regardless of whether there are Insurance Proceeds available to Borrower or whether any such Insurance Proceeds are sufficient in amount, and the application or release by Lender of any Insurance Proceeds shall not cure or waive any Default under this Agreement or the other Loan Documents or invalidate any act done pursuant thereto.

(c)Application of Insurance Proceeds. All insurance proceeds with respect to any Casualty (the “Insurance Proceeds”) shall be payable to Lender, and Borrower authorizes and directs any affected insurance company to pay the Insurance Proceeds directly to Lender. If Borrower receives any Insurance Proceeds relating to such Casualty, Borrower shall promptly pay such proceeds to Lender. All Insurance Proceeds will be applied by Lender to payment of the Obligations in such order as Lender, in its sole discretion, shall determine. To the extent that Insurance Proceeds are applied to prepay principal on the Loan, no prepayment fee will be charged in connection with such prepayment. Notwithstanding the foregoing, if no Default has occurred and is continuing, the Insurance Proceeds, less costs, fees and expenses incurred by Lender and Borrower in the collection thereof, including adjuster’s fees and expenses and reasonable attorneys’ fees and expenses (the “Net Insurance Proceeds”), shall be made available to Borrower as follows: (i) if the Net Insurance Proceeds are less than $100,000, the Net Insurance Proceeds shall be paid to Borrower and applied by Borrower to the cost of the Restoration; and (ii) if the Net Insurance Proceeds are $100,000 or greater, the Net Insurance Proceeds shall be held and disbursed by Lender, or as Lender may from time to time direct, as the Restoration progresses, to pay or reimburse Borrower for Restoration costs, upon Borrower’s written request accompanied by evidence, reasonably satisfactory to Lender, that: (A) the Restoration is in compliance with Applicable Law and all private restrictions and requirements; (B) the amount requested has been paid or is then due and payable and is properly a part of such cost; (C) there are no Liens for labor or materials previously supplied in connection with the Restoration; (D) if the estimated cost of the Restoration exceeds the Net Insurance Proceeds (exclusive of proceeds received from Borrower’s business income insurance), Borrower has deposited into an escrow satisfactory to Lender such excess amount, which sum will be disbursed pursuant to escrow instructions satisfactory to Lender; and (E) the balance of such Net Insurance Proceeds, together with the funds deposited into escrow, if any, will, after making the payment requested, be sufficient to pay the balance of the Restoration costs. Upon receipt by Lender of evidence reasonably satisfactory to it that the Restoration has been completed, the cost thereof has been paid in full, and that there are no Liens for labor or materials supplied in connection therewith, the balance, if any, of such Net Insurance Proceeds shall be paid to Borrower.

4.6Obligations regarding Representations and Warranties. Borrower will do all things necessary or appropriate such that the representations and warranties of Borrower and the other Credit Parties contained in any of the Loan Documents remain true, complete, and correct.

4.7Franchise Agreement. Borrower will timely comply with and perform all of its obligations under each Franchise Agreement, including all remodeling and re-imaging obligations, and will give Lender prompt written notice of the occurrence of any default by any Credit Party or Franchisor under such Franchise Agreement and of any notice of default given to any Credit Party by Franchisor. Borrower will send Lender copies of all notices given by a Credit Party to Franchisor concurrently with the giving of such notices to Franchisor. Borrower will keep each Franchise Agreement in full force and effect and will exercise all available options, such that the term of each Franchise Agreement, as so extended, will not expire prior to the Maturity Date. Other than what is currently required under the Franchise Agreement, Borrower will notify Lender immediately if any Site becomes subject to any PIP, and Borrower shall provide such information with respect to such PIP as Lender may require, including the expected expenses, required reserves and compliance requirements. Borrower will complete (or cause to be completed), in lien free condition, all improvements required pursuant to each PIP by the date required thereunder. Borrower will provide Lender with evidence satisfactory to Lender that all work and improvements required under the PIP has been completed and approved by Franchisor within 30 days following the earlier of (i) Franchisor providing its approval of such work, or (ii) the required completion date pursuant to the PIP.

4.8Management Agreement. Borrower will timely comply with and perform all of the property owner’s obligations under the Management Agreement and will give Lender prompt written notice of the occurrence of any default by any Credit Party or Manager under the Management Agreement and of any notice of default given to any Credit Party by Manager. Borrower will also give Lender prompt written notice of any bankruptcy filing by or against Manager of which Borrower has knowledge. Borrower will send Lender copies of all notices given by a Credit Party to Manager concurrently with the giving of such notices to Manager. Borrower will keep the Management Agreement in full force and effect and will exercise all available options, such that the term of the Management Agreement, as so extended, will not expire prior to the Maturity Date.

4.9Requirement to Operate. At all times, Borrower shall (a) occupy each Site and diligently operate its business at each Site as the Permitted Concept; provided, however, that Borrower may cease operations at a particular Site during the course of a Restoration, to the extent that operations cannot reasonably be conducted during such Restoration; and provided further that, Borrower, upon written consent of Lender, may cease operations if Applicable Law requires the cessation of operation or renders it economically untenable; and (b) maintain each Site, including all buildings and other improvements associated with the Site, in good condition and repair, ordinary wear and tear excepted and safe and properly lighted. Borrower will set aside and maintain adequate reserves for repair, replacement and maintenance of each Site.

4.10Compliance with Applicable Law; Permits. Borrower will comply with all Applicable Law, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect. Borrower will obtain and maintain in full force and effect at all times all permits that are required to use and operate each Site as a Permitted Concept, including any required liquor licenses.

4.11Payment of Indebtedness. Borrower will, and will cause each Credit Party to, pay and discharge, when due and prior to delinquency, all of its Indebtedness, including, within 60 days of incurrence, all trade debt.

4.12Books and Records. Borrower will keep proper books and records in which complete and correct entries are made pursuant to GAAP and Applicable Law of all financial transactions and Borrower’s assets and business.

4.13Inspections. Each Credit Party shall, during normal business hours and upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which case no notice shall be required and Lender shall have access at any and all times): (a) provide access to each Site to the Lender Parties, and their representatives, as often as Lender reasonably deems appropriate; and (b) permit the Lender Parties and their representatives to inspect, audit and make copies (or take originals if reasonably necessary) of such Credit Party’s books and records, and to inspect, review, evaluate and make physical inspections and appraisals of the Collateral in any manner and through any medium that Lender considers advisable, and, in each such case, each Credit Party agrees to provide Lender such clerical and other assistance as Lender may reasonably request; in furtherance of (a) and (b), access shall not materially interfere with the operation of the Site.

4.14Notice of Litigation and Other Defaults. Borrower will give prompt written notice to Lender of the following of which Borrower has knowledge: (a) any lawsuit or proceeding instituted by or against it in any court or before any arbitrator, commission or regulatory body or any such proceeding which is threatened against any Credit Party, LF III, or Adviser, which may have an adverse effect on the Credit Party under the terms of this Agreement;

(b) any other action, event or condition of any nature which could reasonably be expected to have a Material Adverse Effect, or which, with notice or lapse of time or both, would constitute an event of default or a default under any other instrument or agreement to which it is a party or by or to which it or any of its assets may be bound or subject; and (c) the occurrence of any Default and the action Borrower proposes to take with respect thereto. Borrower will promptly notify Lender of any material communications, notices, or matters relating to any investigation or inquiry conducted by any Governmental Authority and pertaining to any Credit Party, LF III, or Adviser, provided, however, that there shall be no such notice requirement for disclosure in the normal course to a self-regulatory organization, regulatory body or other Governmental Authority or examiner thereof that does not specifically target the Credit Party or the information within this Agreement.

4.15	Financial Reporting. Borrower shall comply with the financial reporting requirements set forth on

Exhibit 4.15.

4.16Financial Covenants. Borrower shall comply with the requirements set forth on Exhibit 4.16 (the “Financial Covenants”).

4.17Estoppel Certificates. From time to time and within 21 days after a request from Lender, Borrower will execute and deliver to Lender a certificate, in the form supplied by Lender, certifying (a) the unpaid principal of and interest on the Note as of the date of the certificate and whether Borrower or any other Credit Party claims any offset or defense against any such amounts; (b) whether, to the best of Borrower’s knowledge, there are then any existing Defaults by Borrower in the performance of its Obligations under any of the Loan Documents, and, if there are any such Defaults, specifying the nature and extent thereof; and (c) as to such other facts and circumstances as Lender may reasonably request.

4.18	Impounds.

(a)Right to Impound. At any time following the occurrence of a Default and without regard to any subsequent cure or waiver of such Default, Lender may give a written notice to Borrower (an “Impound Notice”), requiring Borrower to deposit with Lender the amounts described below, continuing until all Liens securing the Obligations have been released or until Lender otherwise notifies Borrower. The Impound Notice will be effective (the “Impound Commencement Date”) on the first Payment Day to occur after the date Lender gives the Impound Notice.

(b)Impound Deposits. Commencing on the Impound Commencement Date and continuing on each Payment Day thereafter, Borrower shall deposit with Lender an amount equal to 1/12th of the aggregate annual charges, as reasonably estimated by Lender, for all real property taxes on the Site(s) and, to the extent included with real property taxes, the amount of any levies and assessments (including special district and improvement lien taxes, levies, and assessments) on the Site(s) (collectively, the “Real Property Impositions”). On the

Impound Commencement Date, Borrower shall also deposit with Lender a sum of money that, together with the monthly installments described above, will be sufficient to pay the next installment of Real Property Impositions 30 days prior to the date any delinquency or penalty becomes due with respect thereto. Amounts deposited with Lender pursuant to this subsection are referred to collectively as the “Imposition Deposits”. Under no circumstances will Real Property Impositions be deemed to include income taxes, sales tax, or payroll taxes.

(c)Imposition Deposits; Borrower’s Continuing Obligations. If Borrower is required to make Imposition Deposits, Borrower will cause all bills, statements, or other documents relating to the Real Property Impositions to be sent directly to Lender at least 30 days prior to the date on which such charges first become due and payable. Upon receipt of such bills, statements, or other documents, and provided there are sufficient Imposition Deposits, Lender shall pay such amounts as may be due out of the Imposition Deposits. If at any time and for any reason the Imposition Deposits are or will be insufficient to pay such amounts, Lender shall notify Borrower and Borrower shall immediately deposit with Lender an amount equal to such deficiency. In no event will Lender be deemed a trustee of the Imposition Deposits or be obligated to pay any amounts in excess of the amount of the Imposition Deposits. Lender may commingle the Imposition Deposits with its own funds, and Borrower shall not be entitled to interest thereon. Notwithstanding any impounding for Real Property Impositions, Borrower has the primary and continuing obligation to pay all Real Property Impositions, and Lender’s exercise of the right to impound shall not constitute a waiver of any Default or a release of Borrower from any such obligation.

4.19Single Purpose Entity Requirements. Borrower shall not: (a) engage in any business or activity other than the acquisition, ownership, operation and maintenance of the Site and activities incidental thereto; (b) acquire or own any material asset other than the Site and such incidental equipment and other personal property as may be necessary for the construction and operation of the Site; (c) commingle its assets with the assets of any of its Affiliates or of any other Person or transfer any assets to any such Person other than transfers and distributions on account of equity interests in the Borrower permitted pursuant to the Loan Documents; (d) allow any Person to pay its debts and liabilities (except Guarantor) or fail to pay its debts and liabilities solely from its own assets; (e) fail to maintain its records, books of account and bank accounts separate and apart from those of its Affiliates and any other Person; (f) fail to correct any known misunderstandings regarding the separate identity of Borrower; (g) hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another Person or allow any Person to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Borrower (except for Guarantor); (h) make any loans or advances to any Person, including any Affiliate of Borrower; (i) fail to file (or cause to be filed) tax returns or to use separate contracts, purchase orders, stationery, invoices and checks; (j) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not to mislead others as to the Person with which such other party is transacting business, or to suggest that Borrower is responsible for the debts of any third party (including any Affiliate of Borrower); (k) fail to allocate fairly and reasonably among Borrower and any third party (including any Guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses; (l) allow any Person to pay the salaries of Borrower's employees or fail to maintain a sufficient number of employees for Borrower's contemplated business operations, unless such Site employees become employees of Manager; (m) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (n) share any common logo with or hold itself out as or be considered as a department or division of any Affiliate of Borrower or any other Person or allow any Person to identify Borrower as a department or division of that Person; or (o) conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Borrower or the creditors of any other Person.

4.20Operating Accounts. During the term of the Loan, Borrower will maintain the operating accounts for the Site with Lender.

4.21	Cross-Collateralization with Related Loan.

(a)Cross Collateralization. With respect to the Related Loan, Borrower agrees to execute and deliver such additional agreements, documents and instruments as Lender reasonably determines to be necessary or appropriate (i) so that Borrower guarantees the obligations of Related Borrower with respect to the Related Loan and all Collateral shall also secure any or all other obligations of Borrower or Related Borrower to Lender and/or (ii) so that any or all property, interests in property, and rights to property selected by Lender securing the obligations of Borrower or Related Borrower to Lender also secure the Obligations. Borrower agrees to pay all reasonable out-of-pocket costs, expenses and fees incurred by Lender in connection with any and all such cross-collateralization requests by Lender (including, without limitation, costs, expenses and fees of Lender’s outside counsel).

(b)Severance of Cross Collateralization with Related Property. So long as the Obligations of Borrower under this Agreement are outstanding, Lender will not be required to release its Lien on the Related Property that secures the Borrower’s Obligations under this Agreement or any guaranty of such Obligations by Related Borrower; provided, that (a) if no Default or Event of Default is continuing; (b) the

Debt Yield for the Borrower with respect to the Site (and only the Site) is greater than or equal to 12.5% as of the end of four consecutive Fiscal Quarters (as measured on a trailing twelve month basis) ending immediately prior to the Release Date; and (c) the Related Loan is repaid in full and Borrower makes a principal prepayment of the Loan in the amount of 5% of the outstanding principal of the Related Loan immediately prior to the repayment of Related Loan, then Lender agrees to release and terminate its Lien on the Related Property that secures the Borrower’s Obligations under this Agreement and any guaranty of such Obligations by Related Borrower. Borrower must give Lender no less than 30 days’ prior written notice of Borrower’s request for such release before Lender is required to release. Nothing in this Section will require Lender to (i) release any Lien on the Related Property securing obligations under any Related Loan Agreement; or (ii) release any Lien on the Site securing any obligations of (1) Borrower under this Agreement or (2) Related Borrower under the Related Loan Agreement (or any guaranty of such obligations by Borrower). Any release pursuant to this Section will be at the sole cost and expense of Borrower. As used herein “Release Date” means the date that Related Borrower conveys the Related Property to a Person that is not an Affiliate of Borrower.

ARTICLE 5 NEGATIVE COVENANTS

Until such time as all Obligations are fully paid and performed:

5.1No Name or Other Organizational Changes. No entity Credit Party shall (a) amend, restate, supplement, or terminate its organizational documents in a manner that could reasonably be expected to have a Material Adverse Effect; or (b) change any of the following from what it is as of the Closing: (i) its name; (ii) its place of business or, if there is more than one principal place of business, its chief executive office; (iii) its mailing address; (iv) the location of its books and records; (v) the type of legal entity that it is; (vi) the organization identification number issued by its state of incorporation or organization, if it has one; however if such Credit Party does not have such a number and later obtains one, such Credit Party will immediately notify Lender of such number; or (vii) its state of incorporation or organization, without, in each instance, giving Lender at least 45 days’ prior written notice thereof and taking all actions deemed necessary or appropriate by Lender to continuously protect and perfect Lender’s Liens in the Collateral.

5.2Accounting Changes. No Credit Party shall change its accounting treatment, or reporting practices, except as required by GAAP or Applicable Law and then only after giving effect to Section 8.23 or change its Fiscal Year from that in effect on the date hereof.

5.3Maintenance of Existence; Consolidations and Mergers. No entity Credit Party shall dissolve, divide, liquidate, or otherwise cease to exist or merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, however, that the foregoing shall not operate to prevent a transaction that results in the Obligations being paid and performed in full.

5.4Business and Operational Changes. No Credit Party shall (a) make any changes in any of such Credit Party’s business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of the Obligations or that could reasonably be expected to have a Material Adverse Effect; (b) carry on any business, operations or activities substantially different from those carried on by such Credit Party at the date hereof, including business, operations and activities reasonably related thereto; or (c) by itself or through any sale, lease or other transfer, convert any Site or other Collateral to an alternative use.

5.5No Liens. No Credit Party shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any Collateral, except for Permitted Exceptions.

5.6Franchise Agreement Changes. No Credit Party shall: (a) agree to any Franchise Agreement amendment that could reasonably be expected to materially and adversely affect (i) the rights and privileges of the franchisee thereunder; or (ii) the rights, privileges, and remedies of Lender under the Loan Documents with respect to the Collateral or the Franchise Agreement; or (b) assign, transfer, mortgage, pledge or otherwise encumber any

Franchise Agreement or any interest therein to any Person other than Lender. Borrower will send Lender a copy of all Franchise Agreement amendments promptly following execution thereof by all parties thereto.

5.7Management Agreement Changes. No Credit Party shall (a) agree to any Management Agreement amendment that (i) could reasonably be expected to materially and adversely affect the rights and privileges of the owner thereunder or the rights, privileges, and remedies of Lender under the Loan Documents with respect to the Collateral or the Management Agreement; or (ii) that would be inconsistent with the operational restrictions set forth in Section 5.4; (b) assign, transfer, mortgage, pledge or otherwise encumber the Management Agreement or any interest therein to any Person other than Lender; (c) make any change in Manager; or (d) become obligated with respect to any other Contractual Obligation for the maintenance or operation of any Site or for providing services in connection with such Site, other than the Management Agreement and other agreements entered into in the ordinary course of business and on normal and customary terms. Borrower will send Lender a copy of all Management Agreement amendments promptly following execution thereof by all parties thereto.

5.8Prohibited Transactions. No Credit Party shall do or permit to be done, voluntarily or involuntarily, or by operation of law or otherwise, any of the following (each, a “Prohibited Transaction”) without the prior written consent of Lender, in its sole discretion: (a) sell, lease (other than pursuant to the Lease Agreement dated February 8, 2022 by and among the Borrowers), mortgage, pledge, license, assign, transfer, or otherwise encumber or dispose of any Collateral to any Person, except for (i) sales of inventory in the ordinary course of business; and

(ii) so long as no Default has occurred and is continuing, sales or other dispositions of obsolete equipment consistent with past practices, so long as such items are replaced by items of equal or greater value and utility; (b) sell, mortgage, pledge, assign, transfer, or otherwise encumber or dispose of its interest in this Agreement or the other Loan Documents; (c) engage in or allow a change of Control of any Credit Party to occur, including a change resulting from (i) direct or indirect transfers of beneficial ownership of, or the right and power to vote, stock or partnership, membership or other ownership interests, whether in one or a series of transactions; or (ii) creation or issuance of new or additional equity interests; (d) pledge, assign, or otherwise encumber or dispose of any interest in any Credit Party as collateral for any obligation of a Credit Party or any other Person; or (e) enter into any agreement to do, or which would or could result in, any of the foregoing.

5.9Affiliate Transactions; Use of Funds. No Credit Party shall enter into a transaction between such Credit Party and another Credit Party or any Affiliate of any Credit Party unless the transaction is on terms substantially as advantageous as those which could be obtained in a comparable arm’s length transaction with an independent third party. Borrower shall not use any proceeds of the Loan or the Collateral for personal, family, or household purposes.

5.10Equity Distributions. Borrower shall not make any dividend or distribution for or on account of equity interests in Borrower if, either before or after giving effect to such dividend or distribution, (a) Borrower is not in compliance with the required Debt Yield or Debt Service Coverage Ratio provided in Exhibit 4.16, or (b) a Default or Event of Default would occur or has occurred and is continuing.

5.11ERISA. Borrower shall not establish, maintain or incur any Liabilities with respect to, any ERISA employee benefit plan or multiemployer plan.

5.12Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list)

that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31

U.S.C. Section 5318. Each Credit Party shall, at all times, comply with all AML Requirements. No Credit Party will use any proceeds of the Loan directly or indirectly for any payments to any government official or employee, political party, political party official, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977. Within five days of written request, Borrower shall provide Lender with such documentation as Lender may request from time to time, to verify compliance with the terms and conditions of this Section, including with respect to sources of funds for Payments made or to be made by any Credit Party.

5.13No Further Indebtedness. Unless Lender consents in writing in its sole and absolute discretion, Borrower shall not create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, which exceeds $100,000 other than the Obligations and trade indebtedness incurred in the ordinary course of business.

ARTICLE 6 DEFAULTS AND REMEDIES

6.1	Defaults. The following constitute events of default (each, an “Event of Default”):

(a)Monetary Default. If any Obligation for the payment of money is not paid within 10 days of the due date therefor, or if no specific due date is specified, then within 10 days of written demand from Lender.

(b)Misrepresentations. If any representation or warranty of any Credit Party contained in any of the Loan Documents was untrue or incorrect in any material respect when made or deemed made, or if a Credit Party renders any statement or account which is untrue, incorrect, or incomplete in any material respect.

(c)Certain Covenant Breaches. If Borrower (i) shall fail to maintain insurance in accordance with the requirements of this Agreement or any of the other Loan Documents; (ii) is not in compliance with each Financial Covenant as of the last day of two consecutive Fiscal Quarters and fails to take Curative Action as required in Exhibit 4.16; or (iv) breaches any of the covenants contained in Article 5. An Event of Default under clauses (ii), (iii) or (iv) shall conclusively be deemed to be a continuing Event of Default until Lender, in its sole discretion, waives such Event of Default in writing.

(d)Non-Monetary Events of Default. If any Credit Party fails to observe or perform any of the covenants, conditions, or obligations of this Agreement or any of the other Loan Documents, other than those referred to in the other subsections of this Section 6.1, and such failure continues without being fully cured for more than 30 days following written notice to such Credit Party of such failure. However, if such failure is not willful or intentional, does not place any rights or interest in any Collateral in immediate jeopardy, and is within the reasonable power of such Credit Party to promptly cure after receipt of notice thereof, all as determined by Lender in its reasonable discretion, then such failure shall not constitute an Event of Default (unless otherwise expressly provided) if during such 30-day period, such Credit Party begins to cure the failure and then diligently pursues the cure to completion, except that in no event will the cure period under this subsection exceed 90 days from the date such Credit Party receives the notice from Lender. If such Credit Party fails to cure such failure within the time periods provided in this subsection, an Event of Default shall be deemed to have occurred without further notice or demand of any kind being required.

(e)Dissolution. Any Credit Party that is an entity is dissolved or its existence is terminated or there is commenced against any such Credit Party any action or proceeding which seeks as one of its remedies the dissolution of such Credit Party or termination of its existence.

(f)	Bankruptcy, Insolvency, and Certain Other Proceedings. Occurrence of any of the following:

(i)	Insolvency; Business Cessation. Any Credit Party (A) ceases to be Solvent;

(B) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (C) voluntarily ceases to conduct its business in the ordinary course; or (D) takes any action to effectuate or authorize any of the foregoing;

(ii)Insolvency Proceedings. Any Credit Party shall institute or have instituted against it any proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, receivership, or relief of debtors, (A) seeking to adjudicate it bankrupt or insolvent; (B) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order; or (C) seeking entry of an order for relief or appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, or other official with similar powers, for it or for any substantial part of its property; and in the case of any such proceeding or other action instituted against (but not by or with the consent of) such Credit Party, either (i) such proceeding or action shall remain undismissed or unstayed for a period of 60 days or more; or (ii) any action sought in such proceedings shall occur;

(iii)Failure of Enforceability or Lien. If (A) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, a Credit Party; (B) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery thereof, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby; (C) any such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document; or (D) a Credit Party shall state in writing that any of the events described in the preceding clauses of this subsection has occurred; or

(iv)Actions in Furtherance. Any Credit Party shall take any action to authorize or effectuate, or otherwise further, any action or circumstance described in the preceding clauses of this Section 6.1(f).

(g)Litigation. A final judgment or judgments for the payment of money shall be rendered against any Credit Party, unless (i) the same shall be (A) fully covered by insurance and the issuer(s) of the applicable policies shall have acknowledged full coverage in writing within 30 days of judgment or

(B) vacated, stayed, bonded, paid or discharged within a period of 45 days from the date of such judgment; or

(ii) payment of such money judgment would not have a Material Adverse Effect.

(h)Other Defaults. If (i) a default occurs in the payment or performance when due (after giving effect to any applicable notice and grace periods), whether by acceleration or otherwise, of any Indebtedness or other material Contractual Obligation of any Credit Party; (ii) the Franchise Agreement or the Management Agreement terminates or expires prior to the performance and payment in full of the Loan; or

(iii) any other event or circumstance designated elsewhere in this Agreement or the other Loan Documents as an Event of Default shall occur.

(i) Crimes and Forfeitures. Any officer, director, manager, or owner of a Credit Party shall be (1) charged with, indicted for, or convicted of a crime (other than misdemeanor traffic violations) a punishment for which could include the forfeiture of any assets of such Credit Party or of any equity interest in such Credit Party, the loss of eligibility for any permit, imprisonment, or a material fine or other material monetary payment or penalty, or (2) subjected to civil penalty (whether monetary or equitable) with respect to securities laws, rules or regulations, a punishment for which could have a Material Adverse Effect.

(j)Material Finding. If (1) any Credit Party, LF III or Adviser, or any officer, director, manager, or owner of a Credit Party, LF III or Adviser shall be subject to civil penalties and/or fines in excess of

$2,000,000 (in the aggregate), or (2) any officer, director, manager, or any Persons managing or controlling Guarantor, LF III, Adviser or any Borrower as of the date hereof are not permitted to remain in such office or position, or to exercise such control, in each case as a result of, or in connection with, any settlement with, or investigation, legal proceeding, or administrative proceeding brought by, the Securities and Exchange Commission or other Governmental Authority.

(k)Change of Control. If any of Corey Maples or Norman Leslie ceases to serve as the chief executive officer, president or chief investment officer of LF III, unless, within 60 days of such event, such Person is replaced in such office by a Person that is acceptable to Lender in its reasonable discretion.

(l)Related Loan. The occurrence of an “Event of Default” as defined in the Related Loan Agreement.

6.2Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may declare all or any part of the Obligations to be due and payable without presentment, demand, protest or further notice of any kind. Upon any Event of Default described in Section 6.1(f), all of the Obligations shall be immediately due and payable. Borrower waives any notice of intent to accelerate the Obligations and notice of acceleration. In addition, Lender may concurrently, successively or in any combination, at its option, (i) apply any deposits, letters of credit, or other funds of Borrower in Lender’s possession to the Obligations, and (ii) exercise, all rights and remedies now or in the future available under any of the Loan Documents or at law or in equity, and none of such rights or remedies are exclusive. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect Lender’s rights to realize upon or enforce its rights with respect to any security now or in the future held by Lender, and Lender is entitled to enforce this Agreement and its rights and remedies with respect to any such security in such order and manner as it may in its sole discretion determine.

6.3No Waiver or Cure. Neither the application of a default rate of interest in the circumstances described in the Note or any of the other Loan Documents nor the imposition of any late fee shall be interpreted to extend any cure period set forth in the Note or any other Loan Document; to cure any Default; or to otherwise limit or waive any of Lender’s rights or remedies under this Agreement, the Note, or any other Loan Document.

6.4Full Payment Required. The acceptance by Lender of any sum after the same is due shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums hereby secured or to declare a subsequent Event of Default. The acceptance by Lender of any sum in an amount less than the sum then due shall be deemed to be an acceptance on account only and upon condition that it shall not constitute a waiver of Borrower’s obligation to pay the entire sum then due, and Borrower’s failure to pay such entire sum then due shall, at Lender’s election, constitute an immediate Event of Default without the necessity for any further notice, notwithstanding such acceptance of such amount on account.

6.5Right to Cure; Interest; Late Fees. Lender may (but has no obligation to) pay, perform, and discharge any and all costs, expenses and liabilities that are the responsibility of any Credit Party under any Loan Document, if such Credit Party fails to timely pay, perform or discharge the same after 10 days prior written notice to such Credit Party of Lender’s intent to take such action. All amounts reasonably expended by Lender in so doing shall (a) be part of the Obligations, secured by Lender’s Liens; (b) bear interest at the Default Rate from the date Lender made payment until paid; and (c) be immediately due and payable to Lender on demand. All other amounts at any time owed by any Credit Party to Lender, other than amounts due and payable pursuant to the Note, shall bear interest at the Default Rate from the date due until paid.

ARTICLE 7 LENDER TRANSFERS

7.1Lender Transfers. Lender, from time to time and without the consent of any Credit Party, may assign, sell, or transfer all or any portion of its right, title, and interest, including servicing rights, in the Loan or the Loan Documents, in each case whether as part of a securitization or by participation, assignment, sale or other transfer (each, a “Lender Transfer,” with the interests that are the subject of the Lender Transfer being referred to as the “Transferred Interests”). From and after the date of a Lender Transfer, Lender shall automatically be released from liability for the performance of any obligation arising out of or relating to the Transferred Interests. Each Credit Party shall execute such modifications to the Loan Documents or other documents as shall, in Lender’s reasonable judgment, be necessary or desirable in connection with any Lender Transfer. Upon a Lender Transfer (including transfer of a participation interest) of less than all of the Loan (a “Partial Assignment”), each Credit Party agrees that: (a) Lender may become a fiscal agent, administrative agent, or servicer of the Loan or may delegate servicing or agent responsibilities to another Person; (b) the granting of consents or approvals pursuant to the Loan Documents may require the compliance with participation agreements, servicing agreements, co-lending agreements or other agreements governing the Partial Assignment, including the joinder or agreement of other Persons holding an interest pursuant to the Partial Assignment or providing servicing with respect to the Loan; and (c) Lender will not be in breach or violation of this Agreement or the other Loan Documents or be deemed to have acted unreasonably after a Partial Assignment if Lender withholds a consent or approval by reason of Lender’s inability to obtain the required joinder or agreement of such other Persons.

ARTICLE 8 GENERAL PROVISIONS

8.1Defined Terms; Applicability of General Provisions. Capitalized terms that are defined in the body of this Agreement are listed on Exhibit 8.1(a) with references to where such defined terms appear in the Agreement set forth opposite such terms. Capitalized terms used herein and in the other Loan Documents and not otherwise defined herein or therein have the meanings set forth on the “Schedule of Defined Terms” attached as Exhibit 8.1(b). The Schedule of Defined Terms also includes various rules of construction and interpretation that the parties agree are applicable to each Loan Document. Unless otherwise specifically provided, all terms defined herein, on the Schedule of Defined Terms, or in any other Loan Document shall have the same defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein provided. The provisions of this Article and the Schedule of Defined Terms apply equally to each Loan Document and each Credit Party, the same as if such provisions were set forth in full in each other Loan Document.

8.2Modifications, Approvals, Waivers and Consents. None of the terms and provisions of this Agreement or the other Loan Documents may be amended, extended, renewed, terminated, or supplemented, nor shall Lender have waived any of its rights under any of the Loan Documents, by any course of dealing or other action or inaction of the parties, unless and until the Credit Parties obtain Lender’s prior written consent with respect to any such matter, which consent may be withheld or conditioned in Lender’s sole discretion, unless otherwise expressly provided in the Loan Documents. Lender’s approval or waiver of, or consent to, any matter shall not be deemed an approval or waiver of, or consent to, the same or any other matter on any future occasion. All approvals, waivers, and consents granted by Lender for any matter shall be narrowly construed to cover only the parties and facts identified in such approval, waiver or consent. No failure to exercise and no delay in exercising, on Lender’s part, any right, remedy, power or privilege hereunder or pursuant to any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or pursuant to any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.3Binding Effect. Each of the Loan Documents shall become effective when executed by the required Credit Parties and Lender and shall be binding upon and inure to the benefit of the Credit Parties and Lender, and, in each case, their respective heirs, executors, representatives, successors and permitted assigns.

8.4Costs, Expenses and Fees. Any action taken by a Credit Party with respect to the Loan or any Loan Document, even if required thereunder or at Lender’s request, shall be at Borrower’s sole cost and expense. Borrower agrees to pay Lender, or reimburse Lender within 10 days of written demand therefor, for all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred by or on behalf of the Lender Parties in connection with: (a) the interpretation or administration of the Loan and Loan Documents, including Lender’s evaluation of, and determinations with respect to, any conditions precedent that must, at any time, be satisfied by Borrower; (b) the preparation, negotiation, execution, and consummation of any modification, termination, or waiver of any Loan Document, including any commitment or proposal letter related thereto; (c) any request for Lender consent to or approval of any matter; (d) internal audit reviews, field inspections, Collateral examinations, and Collateral releases and substitutions; (e) any refinancing or restructuring of the Loan in the nature of a “work-out”; (f) the enforcement or preservation of any right or remedy under any Loan Document or with respect to any Obligation or the Collateral, or any other related right or remedy, whether at law or in equity; (g) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Loan Document, any Collateral, or any Obligation (including preparation for and/or response to any subpoena or request for document production relating thereto); and (h) any other matter stated herein or in any other Loan Documents to be at the expense of Borrower or any other Credit Party. Lender may charge, and Borrower agrees to pay, a reasonable processing and review fee in connection with the foregoing matters. Lender may also charge Borrower such additional fees as Lender may require, as consideration to Lender in connection with, and as a condition precedent to, any such matter. From time to time, Lender may impose fees or charges, which Borrower agrees to pay, for returned checks, multiple payoff quotes, additional document copies, processing non-ACH payments, release fees, and such other services as it may provide to any Credit Party during the term of the Loan.

8.5Broker Involvement. Borrower represents and warrants to and covenants with Lender that no Credit Party has dealt with any broker, agent, finder or other intermediary, and Lender represents and warrants to and covenants with Borrower that no Lender Party has dealt with any broker, agent, finder or other intermediary, in each case in connection with the Loan and the transactions contemplated by this Agreement and the other Loan Documents.

8.6Indemnities. Borrower agrees to indemnify, hold harmless and defend each of the Lender Parties (each, an “Indemnitee”) for, from and against all Liabilities that may be imposed on, incurred by or asserted against an Indemnitee in any matter relating to or arising out of: (a) any Loan Document or Obligation (or repayment thereof) or the use of Loan proceeds; (b) the Commitment, or any other commitment letter, proposal, or term sheet with any Person; (c) Borrower’s operations at or relating to the Sites; (d) the Collateral, including its design, construction, operation, alteration, maintenance, or use by Borrower or any other Person; (e) any permitted disclosure of Credit Party Information; (f) any misrepresentation or inaccuracy in any representation or warranty in any Loan Document; (g) any breach or failure by any Credit Party to pay or perform the Obligations; or (h) any other act, event or transaction related, contemplated in or attendant to any of the foregoing, including any actual or prospective investigation, litigation or other proceeding relating to any of the foregoing, whether or not such Indemnitee initiated such investigation, litigation or other proceeding or is a party thereto and without regard to legal theory, including pursuant to Applicable Law, common law, equity, contract, tort, or otherwise (collectively, the “Indemnified Matters”). Notwithstanding the foregoing, Borrower shall not have any liability hereunder to any Indemnitee with respect to any Indemnified Matter, to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, Borrower and each other Credit Party waive and agree not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Lender Party.

8.7Survival. Any indemnification or other protection provided to a Lender Party pursuant to any Loan Document, all representations and warranties made in any Loan Document, the provisions of this Article 8, and all other provisions of the Loan Documents that are stated to survive, shall survive repayment in full and performance of the Obligations and inure to the benefit of any Person that at any time held a right thereunder and, thereafter, its successors and permitted assigns.

8.8Limitation of Liability. In no event shall Lender or any Affiliate of Lender be liable to any Person on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Credit Party hereby waives, releases and agrees (and shall cause each of its respective Affiliates to waive, release and agree) not to sue upon any claim for special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

8.9Relationship of the Parties. The relationship between Lender, on the one hand, and the Credit Parties, on the other hand, is solely that of lender and creditor. Lender has no fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between Lender and any Credit Party by virtue of, any Loan Document or any transaction contemplated therein. No Loan Document provision is intended, nor shall be deemed or construed, to make Lender in any way responsible for the debts, obligations or losses of any Credit Party.

8.10Notices. All notices, demands, requests, and other communications (collectively, “Notices”) required or authorized to be made by the Loan Documents shall be in writing and addressed (a) if to Borrower, to the notice address for the Borrower Representative as on the signature page hereto to such other address as the Borrower Representative may provide to Lender in a Notice given after the date hereof; (b) if to any other Credit Party, to the notice address for such Credit Party specified in the Loan Documents executed by such Credit Party or to such other address as such Credit Party may provide to Lender in a Notice given after the date hereof; and (c) if to Lender, at Lender’s notice address on the signature page hereto or to such other address as Lender may provide to the Credit Parties in a Notice given after the date hereof. Notices may be given by hand delivery; by overnight delivery service, freight prepaid; or by U.S. mail, postage paid, and shall be effective and deemed to have been received (x) upon personal delivery to a responsible individual at the appropriate notice address, if Notice is given by hand delivery; (y) one Business Day after delivery to an overnight delivery service, if Notice is given by overnight delivery service; and (z) two Business Days following deposit in the U.S. mail, if Notice is given by U.S. mail.

8.11Governing Law. THE LAWS OF THE STATE OF ARIZONA (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES) SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SUCH OTHER LOAN DOCUMENTS, INCLUDING ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE

AND ENFORCEMENT; provided, however, that with respect to any married individual signing this Agreement or any other Loan Document who is not a resident of the State of Arizona, this Section shall not be a contractual choice of the community property laws of the State of Arizona.

8.12Jurisdiction and Service of Process. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of Arizona located in Maricopa County or of the United States for the District of Arizona, sitting in Phoenix, Arizona, and each Credit Party unconditionally accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided, however, that nothing in this Agreement shall limit or restrict Lender’s right to commence any proceeding in the federal or state courts located in the state in which a particular Site is located to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under any Loan Document. Lender and each Credit Party irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions. Each Credit Party irrevocably waives personal service of any and all legal process, summons, notices and other documents of any kind and consents to such service in any suit, action or proceeding brought in the United States by any means permitted by Applicable Law, including by the mailing thereof to such Credit Party (by registered or certified mail, postage prepaid) to such Credit Party’s notice address, determined as provided in Section 8.10 (and shall be effective when such mailing shall be effective as provided in Section 8.10. Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

8.13Waiver of Jury Trial. LENDER AND EACH CREDIT PARTY, TO THE MAXIMUM EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

8.14Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

8.15Document Execution. This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties in separate counterparts, each of which, when so executed, shall be deemed an original and all of which, taken together, shall constitute one integrated agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Except as otherwise expressly provided in any Loan Document, the E-Transmission of an executed signature page to a Loan Document shall be as effective as delivery of a manually executed counterpart thereof. The parties may, but are not required to, transmit or otherwise make or communicate any Loan Document as an E-Transmission, except that the Credit Parties shall deliver, as a further condition to Closing, live pen and ink signatures for those Loan Documents to be delivered on or before Closing, that Lender, in its sole discretion, designates as requiring live signatures. From time to time after Closing, each Credit Party agrees to deliver to Lender, upon Lender’s request, a live pen and ink signature page for any Loan Document. Where this Agreement or any other Loan Document, including any executed signature pages, is communicated by E-Transmission: (a) this Agreement, such other Loan Document and such signature pages shall conclusively be deemed sufficient to satisfy any requirement for a “writing,” “authentication,” “signature,” or “original” pursuant to any Loan Document or Applicable Law and shall be admissible as an original in any legal proceeding arising out of or relating to this Agreement or any of the other Loan Documents; and (b) each such E- Transmission shall have the same legal effect as a live pen and ink signed paper original. Neither Lender nor any

Credit Party shall contest the validity or enforceability of any Loan Document, on the basis that such Loan Document, or one or more signatures hereto or thereto was the subject of an E-Transmission; provided, however, that nothing herein shall limit a party’s right to contest whether this Agreement or such other Loan Document has been altered after E-Transmission or whether the E-Transmission was delivered to an appropriate representative of Lender. “E-Transmission” means the communication of any document, including signature pages, by e-mail or any system used to receive or transmit faxes electronically.

8.16Right of Setoff. In addition to all liens upon, and rights of setoff against, the monies, securities or other property of Borrower given to Lender by law, Lender shall have a lien and a right of setoff against, and Borrower hereby grants to Lender a security interest in, all monies, securities and other property of Borrower now or hereafter in the possession of or on deposit with Lender, whether held in a general or special account or deposit including any account or deposit held jointly by Borrower with any other person or entity, or for safekeeping or otherwise, except to the extent specifically prohibited by law. Every such lien, right of setoff and security interest may be exercised without demand upon or notice to Borrower. No lien, right of setoff, or security interest shall be deemed to have been waived by any act or conduct on the part of Lender, by any neglect to exercise such right of setoff or to enforce such lien or security interest, or by any delay in so doing.

8.17Tombstones; Use of Lender Name. Each Credit Party consents to the publication by Lender of any tombstones, press releases, advertising or other promotional materials (including via E-Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark. Lender shall provide a draft of any such press release, advertising or other promotional material to Borrower for review and comment prior to the publication thereof. Each Credit Party agrees not to issue any press release or other public disclosure using the name or logo of or otherwise referring to Lender or any of its Affiliates, the Loan Documents, or any transaction contemplated thereby, without Lender’s prior consent, except to the extent required to do so under Applicable Law and then only after consulting with Lender prior thereto.

8.18Time of the Essence; Time Periods. Time is of the essence for performance of the Obligations under each of the Loan Documents. Unless otherwise expressly stated in a particular Loan Document, the time for performance of any obligation or taking any action under such Loan Document shall be deemed to expire at 5:00 o’clock p.m. on the last day of the applicable time period provided for in such Loan Document. If the time for performance of any obligation or taking any action under such Loan Document expires on a day other than a Business Day, the time for performance or taking such action shall be extended to the next succeeding Business Day. Unless otherwise expressly stated, references in any of the Loan Documents to a particular time of day shall be to local time in Phoenix, Arizona.

8.19Authorization to Provide Information. Each Credit Party authorizes its banks, creditors (including trade creditors), vendors, suppliers, Franchisor, Manager, and customers to disclose and release to the Lender Parties any and all information they may request from time to time regarding (a) any depository, loan or other credit account of such Credit Party; (b) the status of the Franchise Agreement and the Management Agreement; (c) the affairs and financial condition of such Credit Party, or any operator of the Sites; and (d) the business operations at the Sites, including Site level and entity level operating results. Each Credit Party also expressly authorizes the Lender Parties, from time to time while any of the Obligations are outstanding to perform background, credit, judgment, lien and other checks, searches, inspections and investigations and to obtain personal and business credit reports and asset reports with respect to such Credit Party and to answer questions about its credit experience with such Credit Party. All of the information which the Lender Parties obtain from time to time in accordance with this Section, together with all other information which the Lender Parties now possess or in the future may acquire with respect to any of the Credit Parties, the Collateral, the Loan, or the business operations at the Sites, whether pursuant to the Loan Documents or otherwise, is referred to as “Credit Party Information.”

8.20Permitted Disclosures of Credit Party Information. Each Credit Party authorizes the Lender Parties (each, an “Authorized Person”) to disclose Credit Party Information: (a) to Franchisor upon the occurrence and during the continuation of a Default; (b) to any proposed transferee, purchaser, assignee, servicer, participant, lender, investor, ratings agency, or other Person with respect to any proposed Lender Transfer or sale of any of the Collateral; (c) to any other Authorized Person or any insurance or title company in connection with the transactions contemplated by the Loan Documents, including any action, suit, or proceeding arising out of, in connection with, or relating to, this Agreement or the other Loan Documents, the Loan, or any other transaction contemplated hereby;

(d) to the extent such information is or becomes available to an Authorized Person from sources not known by such Authorized Person to be subject to disclosure restrictions; (e) to the extent disclosure is required by Applicable Law or other legal process or is requested or demanded by any Government Authority; and (f) as may otherwise be authorized in writing by Borrower. Borrower and each other Credit Party also authorize and consent to the use by the Authorized Persons of data relating to Borrower’s operations, including unit-level and corporate level operating results, to produce and distribute various industry statistical analyses and data compilations, provided that all such analyses and data compilations will be aggregated and will not be specifically attributable to the Sites, Borrower, any other Credit Party, or any operator or lessee of the Sites. Each Credit Party agrees that the disclosures permitted by this Section and any other disclosures of Credit Party Information authorized pursuant to any of the Loan Documents may be made even though any such disclosure may involve the transmission or other communication of Credit Party Information from the nation of residence or domicile of such Credit Party or an Authorized Person to another country or jurisdiction, and each Credit Party waives the provisions of any data privacy law, rule, or regulation of any applicable Government Authority that would otherwise apply to the disclosures authorized in this Section.

8.21Corrections and Insertions. Lender may correct patent errors in the Loan Documents and fill in all blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

8.22Transaction Characterization. The Loan Documents are a contract to extend a Financial Accommodation (as such term is used in the Bankruptcy Code) for Borrower’s benefit.

8.23Further Assurances. At any time and from time to time, upon Lender’s written request and at Borrower’s sole expense, Borrower shall promptly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem necessary or advisable to (a) fully implement and obtain the full benefits of this Agreement and the other Loan Documents; (b) protect, preserve, maintain and enforce Lender’s rights in (and the priority of Lender’s Liens on) any Collateral; and (c) enable Lender to exercise all of its rights, remedies and powers granted in the Loan Documents.

8.24Accounting Requirements. All accounting terms shall be construed, and all accounting determinations required to be made pursuant to any Loan Document, including with respect to financial covenant compliance, shall, unless otherwise expressly provided, be made, in accordance with GAAP. However, if there is a change in GAAP following the date of this Agreement and that change is implemented by Borrower, such change shall not be given effect if such change would affect a calculation that measures compliance with, or entitles any Credit Party to any rights under, any provision of the Loan Documents unless Borrower and Lender agree in advance and in writing to modify such provisions to reflect such change. Unless such provisions are modified, all Financial Statements, compliance certificates and similar documents provided pursuant to the Loan Documents shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change. Notwithstanding any other provision contained herein or any of the other Loan Documents, all terms of an accounting or financial nature used in this Agreement or any of the other Loan Documents shall be construed, and all computations of amounts and ratios provided for in this Agreement or any of the other Loan Documents shall be made, without giving effect to any election under FAS 159 (ASC 825) (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party at “fair value,” as defined therein.

8.25Interpretation. The Loan Documents shall be interpreted and construed in a fair and impartial manner without regard to such factors as which party prepared the document, the relative bargaining powers of the parties or a party’s domicile, but shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

8.26	Co-Borrower Provisions.

(a)Joint and Several Liability. References in this Agreement and the other Loan Documents to “Borrower” are to each Borrower signing this Agreement. Each Borrower’s liability with respect to the Obligations is joint and several, notwithstanding the provisions of subsection (c) below, including any allocation of losses and liabilities pursuant to such subsection or otherwise. Each Borrower is a direct, primary and independent obligor, and no Borrower shall be deemed to be a guarantor, accommodation party or otherwise secondarily liable for the Obligations. Each Borrower represents and warrants to and covenants with Lender that (i) Borrowers are engaged in operations that require financing on a joint basis and, accordingly, each Borrower will materially benefit, directly or indirectly, from the Loan; (ii) the Loan has been offered to Borrowers on a joint basis and would not be available to Borrowers on an individual basis on the terms and conditions stated in this Agreement; and (iii) the benefits received by each Borrower are reasonably equivalent to the obligations undertaken by each Borrower.

(b)Borrower Representative. Each Borrower hereby appoints each other Borrower (each, a “Borrower Representative”) as its representative and agent, and Borrower Representative accepts such appointment, for the purposes of (i) making the Closing Draw Request, including giving Lender disbursement instructions, wire and deposit instructions, and telephonic confirmations; (ii) delivering certificates, including compliance certificates; (iii) selecting interest rate options, if applicable; (iv) giving and receiving all Notices and consents hereunder or under any of the other Loan Documents; (v) requesting and providing information with respect to accounts payable matters; financial reporting matters, property tax matters (if applicable); insurance matters, and all other account servicing matters; and (vi) taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents or otherwise with respect to the Loan. Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(c)Obligations and Allocations among Borrowers. If any Borrower (the “Overpaying Borrower”) pays (whether directly or by application of Collateral), or is otherwise held liable for, obligations in excess of the Pro Rata Share of the Overpaying Borrower, the other Borrowers will pay the amount of such excess to the Overpaying Borrower and will indemnify the Overpaying Borrower for, from and against any claims, damages, loss or liability arising from or related to such overpayment. Borrowers agree to maintain books and records accurately reflecting each Borrower’s Pro Rata Share. This subsection is only intended to allocate payments, losses, and liabilities among Borrowers in order that (i) as between Borrowers, each Borrower is ultimately liable for its Pro Rata Share; and (ii) the value to each Borrower of the resulting rights and claims against other Borrowers pursuant to this subsection will assure that no Borrower is rendered “insolvent” by virtue of the Obligations for purposes of any Applicable Law relating to fraudulent conveyances and similar claims. The rights and obligations among Borrowers pursuant to this subsection shall survive the payment and performance of the Obligations. “Pro Rata Share” means the amount of Loan proceeds actually advanced to or for the benefit of each Borrower as reflected on the books and records of such Borrower. Each Borrower has expressly assumed the risk that such Borrower’s actual liability may exceed such Borrower’s Pro Rata Share and that overpayments may not actually be reimbursed or indemnified.

(d)Waivers. Each Borrower unconditionally waives: (i) any requirement that Lender first make demand upon, or seek to enforce or exhaust remedies against any (A) other Credit Party; (B) of the Collateral or other property of any Credit Party; or (C) other Person, before demanding payment from or seeking to enforce the Obligations against such Borrower; (ii) any and all rights, benefits and defenses which might otherwise be available under the provisions of Arizona Revised Statutes Sections 12-1641, 12-1642, 12- 1643, 12-1644, 44-141, 44-142 or 47-3605, or Arizona Rules of Civil Procedure Rule 17(e), or any other applicable law that might operate to limit any Borrower’s liability under, or the enforcement of, the Obligations; (iii) diligence, presentment, protest, demand for performance, notice of acceptance, notice of nonperformance (except as provided in the Loan Documents), notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, notice of extension, renewal, alteration or amendment, notice of acceptance of the Loan Documents, notice of default under any of the Loan Documents (except as provided in the Loan Documents), and all other notices whatsoever, except for notices specifically required pursuant to other provisions of the Loan Documents; (iv) any obligation of Lender to provide any Borrower any information, including any information concerning any other Credit Party or any Collateral; and (v) any other claim or defense that otherwise would be available based on principles of suretyship or guarantee or otherwise governing secondary obligations.

8.27Credit Party Experience and Advisers; No Lender Advice. Each Credit Party represents, warrants, and covenants that (a) such Credit Party (i) IS EXPERIENCED IN COMPLEX AND SOPHISTICATED BUSINESS MATTERS AND COMMERCIAL FINANCING TRANSACTIONS OF THE TYPE CONTEMPLATED BY THE LOAN DOCUMENTS; (ii) HAS HAD SUFFICIENT TIME TO CAREFULLY REVIEW ALL PROVISIONS, TERMS AND CONDITIONS OF EACH LOAN DOCUMENT AND CONSULT WITH SUCH INVESTMENT, TAX, LEGAL, FINANCIAL AND OTHER ADVISERS AS SUCH CREDIT PARTY HAS DEEMED APPROPRIATE; and (iii) HAS DETERMINED THAT THE LOAN DOCUMENTS COMPLETELY AND ACCURATELY REFLECT THE FINAL BUSINESS DEAL OF THE PARTIES; and (b) NO LENDER PARTY OR ANY EMPLOYEE, AGENT, REPRESENTATIVE, OR ADVISER OF A LENDER PARTY HAS PROVIDED ANY CREDIT PARTY WITH ANY INVESTMENT, TAX, LEGAL, OR FINANCIAL ADVICE OR ACTED AS AN ADVISOR TO ANY CREDIT PARTY WITH RESPECT TO SUCH MATTERS.

8.28Entire Agreement. THE LOAN DOCUMENTS COLLECTIVELY CONSTITUTE THE FINAL EXPRESSION AND ENTIRE WRITTEN AGREEMENT OF LENDER AND THE CREDIT PARTIES WITH RESPECT TO THE SUBJECT MATTER THEREOF; SUPERSEDE ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS, DISCUSSIONS, AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF, WRITTEN OR ORAL, INCLUDING PRIOR LETTERS OF INTEREST, PROPOSAL LETTERS, COMMITMENT LETTERS, FEE LETTERS, CONFIDENTIALITY AGREEMENTS, OR OTHER AGREEMENTS, INVOLVING ANY CREDIT PARTY OR LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE, OR EFFECT; AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

8.29	Attachments. The following items are attached to and are an integral part of this Agreement:

Exhibit 2.2(B)Form of DLOC Draw Request Exhibit 2.2(C)DLOC Draw Conditions Exhibit 2.3: Collateral Table

Exhibit 2.4:Closing Conditions Exhibit 3.1:Organizational Chart Exhibit 3.5: Litigation

Exhibit 3.14:Franchise Agreement Information Exhibit 3.15:Management Agreement Information Exhibit 4.15:Financial Reporting Requirements Exhibit 4.15(g): Form of Compliance Certificate Exhibit 4.16:Financial Covenants

Exhibit 8.1:Schedule of Defined Terms

[SIGNATURE PAGES FOLLOW]

29

EXECUTED effective as of the date first set forth above.

BORROWER:

LF3 CHARLOTTE, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III OP, LP, a Delaware limited partnership, its Sole Member

By: Lodging Fund REIT III, Inc,. a Maryland

Corporation, its General partner

By: /s/ Samuel C. Montgomery

Name: Samuel C. Montgomery

Its: Chief Financial Officer

Principal Place of Business and Address for Notices: 1635 43rd St. S., Suite 205

Fargo, ND 58103

LF3 CHARLOTTE TRS, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III TRS, Inc., a Delaware corporation, its Sole Member

By: Lodging Fund REIT III OP, LP, a Delaware limited partnership, its Sole Shareholder

By: Lodging Fund REIT III, Inc,. a Maryland

Corporation, its General partner

By: /s/ Samuel C. Montgomery

Name: Samuel C. Montgomery

Its: Chief Financial Officer

Principal Place of Business and Address for Notices: 1635 43rd St. S., Suite 205

Fargo, ND 58103

Signature Page to Loan Agreement

LENDER:

WESTERN ALLIANCE BANK, an Arizona corporation

By: /s/ Erik Siersma

Name: Erik Siersma

Its: Vice President

Address for Notices:

One East Washington Street

14th Floor Phoenix, AZ 85004

Attention: Hotel Franchise Finance

4884-0473-6039

Signature Page to Loan Agreement

EXHIBIT 2.2(B) TO

LOAN AGREEMENT FORM OF DLOC DRAW REQUEST

DLOC DRAW REQUEST

WESTERN ALLIANCE BANK

One East Washington Street 14th Floor

Phoenix, Arizona 85004

Attention: Hospitality Franchise Finance

Re: Loan Agreement (the “Agreement”) dated August 25, 2022, between LF3 CHARLOTTE, LLC, a Delaware limited liability company, and LF3 CHARLOTTE TRS, LLC a Delaware limited liability company (“Borrower”), and WESTERN ALLIANCE BANK (“Lender”). Capitalized terms used in this DLOC Draw Request (the “Draw Request”) and not defined herein have the meanings given thereto in the Agreement.

1.Request; Disbursement Instructions. Borrower requests a DLOC Draw of $  (the “Requested Draw”), to be disbursed by wire transfer to the payee(s) and account(s) designated in the Disbursement Schedule. If disbursement is to an escrow agent, then escrow agent is authorized to further disburse such funds in accordance with a settlement statement prepared by escrow agent and signed by Borrower and approved by Lender.

DISBURSEMENT SCHEDULE
Payee and Wire Transfer Instructions	Amount
Payee Name: Account Name: Account Number: ABA #: Bank Name: Street Address: City, State, and Zip Code: Additional Comments or Instructions:	$

Payee Name: Account Name: Account Number: ABA #: Bank Name: Street Address: City, State, and Zip Code: Additional Comments or Instructions:	$

2.	Requested Draw Date. , 20 . Borrower acknowledges that it may take up to five Business Days after all conditions to funding have been fully satisfied or otherwise waived by Lender to fund the Requested Draw and, consequently, the funding may not occur on the Requested Draw Date.

3.Conditions to Draw. Borrower understands and agrees that Lender’s obligation to fund the Requested Draw is subject to Lender’s satisfaction with or waiver of, in Lender’s sole discretion, each of the DLOC Draw Conditions set forth in the Agreement.

4.Borrower Representative. The undersigned is authorized to provide this DLOC Draw Request on behalf of the Borrowers.

5.Borrower Representations, Warranties, and Covenants: As a material inducement to Lender to fund the Requested Draw, Borrower represents and warrants to and covenants with Lender that:

(a)Representations and Warranties. Both before and after funding the Requested Draw, the representations and warranties of each Credit Party in the Loan Documents, including Article 3 of the Agreement, are true and correct in all material respects, as though made as of the date of this Draw Request and will be true and correct as of the date the Requested Draw is funded, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such date.

(b)No Defaults. As of the date of this Draw Request, no Default has occurred that is continuing. The funding of the Requested Draw will not result in the occurrence of a Default. Borrower is and will be in compliance with the financial covenants in Exhibit 4.16 of the Agreement, both before and, on a pro forma basis, immediately after the Requested Draw is funded.

(c)	Authorization and Execution. The individual executing this Draw Request is duly authorized to do so.

(d)	Purpose. The Requested Draw will be used as follows: .

Dated:  , 20  .

[SIGNATURE PAGE FOLLOWS]

Article 8 BORROWER:

LF3 CHARLOTTE, LLC, a Delaware limited liability company

By:Lodging Fund REIT III OP, LP, a Delaware limited partnership, its Sole Member

By:Lodging Fund REIT III, Inc., a Maryland corporation, its General Partner

By:  Name: Samuel C. Montgomery

Its:Chief Financial Officer

LF3 CHARLOTTE TRS, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III TRS, Inc., a Delaware corporation, its Sole Member

By: Lodging Fund REIT III OP, LP, a Delaware limited partnership, its Sole Shareholder

By: Lodging Fund REIT III, Inc., a Maryland corporation, its General Partner

By:   Name: Samuel C. Montgomery

Its:Chief Financial Officer

3

Article 9 EXHIBIT 2.2(C) DLOC DRAW CONDITIONS

DLOC DRAW CONDITIONS: Prior to funding a DLOC Draw, each of the following conditions precedent (the “DLOC Draw Conditions”) shall have been satisfied, at Borrower’s sole cost and expense, all as determined by Lender in its sole discretion, unless, Lender, in its sole discretion, waives any such DLOC Draw Condition:

1.No Default. No Default shall have occurred and be continuing at the time the DLOC Draw is made. After giving effect to the DLOC Draw, Borrower shall be in compliance with the Loan Documents.

2.Financial Covenants. Borrower shall be in compliance with the required Debt Yield and Debt Service Coverage Ratio provided in Exhibit 4.16; however, for purposes of calculating such ratios, the pending DLOC Draw and all previous DLOC Draws will be deemed to have been outstanding for the 12 month time period preceding the funding of the pending DLOC Draw.

3.Representations and Warranties. The representations and warranties of Borrower set forth in the Loan Documents shall be true and correct as of the date such DLOC Draw is made by Lender.

4.Payment of Costs, Expenses and Fees. All costs, expenses and fees incurred by Lender with respect to the DLOC Draw shall have been paid in full by Borrower.

5.Budget; Borrower Equity. Proceeds of the DLOC shall be used to reimburse Borrower for costs associated with the Development Project that have been incurred by Borrower. Prior to making the first DLOC Draw Request, (a) Borrower shall have delivered to Lender and Lender shall have approved the budget for the applicable Development Project, including all costs to be incurred in connection with the Development Project; and

(b) Borrower shall have paid that portion of total Development Project costs that are not being financed by Lender. Upon request of Lender, Borrower shall provide to Lender evidence reasonably acceptable to Lender that such amounts have been paid by Borrower.

6.Collateral Requirements. Lender shall have a first-priority Lien on each Site related to the Development Project and all related personal property.

7.Insurance. Borrower shall have delivered to Lender evidence that all insurance required pursuant to the Agreement, including any required flood insurance, has been obtained and is in full force and effect with respect to each Site.

8.Title Endorsements. The Title Company shall have delivered to Lender such title insurance policy endorsements as Lender may reasonably require for Lender’s title insurance policy for the applicable Sites.

9.Lien Waivers. Borrower shall have delivered to Lender for its review and approval and Lender shall have approved (i) conditional lien waivers (conditioned only on the payment of the money specified) from all general contractors, construction contractors (if any), subcontractors, and suppliers thereunder who have a contractual, statutory or common law lien right and have performed work or provided labor or materials as part of such Development Project and who will receive proceeds from the requested DLOC Draw in excess of $10,000 (provided, if required by Lender, Borrower will provide all conditional lien waivers obtained by Borrower); and (ii) unconditional lien waivers from all general contractors, construction contractors (if any), subcontractors, and suppliers who have performed work or provided labor or materials relating to such Development Project and been paid from prior DLOC Draws (or, in the case of the first DLOC Draw for a Development Project, all of the work, labor and materials with respect to such Development Project performed prior to such DLOC Draw).

10.Invoices. Borrower shall have delivered to Lender copies of each invoice or receipt for items to be funded from the DLOC Draw, if such invoice or receipt is greater than $5,000; provided that invoices from subcontractors will not be required if and to the extent that Borrower does not have the right to receive copies of such invoices under the applicable general contract and Borrower has received and provided to Lender the payment applications (including copies of all backup information required to be provided by the contractor) from the applicable general contractor.

11.Permits and Approvals. Borrower shall have obtained and provided to Lender: (i) all building permits and other permits and licenses as are required by Applicable Law in connection with the construction and completion of the Development Project; and (ii) during the progress of construction, such inspection reports, permits and approvals as are required by the applicable Governmental Authority at the applicable stage of the progress of construction.

12.Inspections. If required by Lender, (i) Lender and, if requested by Lender, an architect or such other third-party consultants employed by Lender (collectively, the “Inspecting Architect”) shall have conducted or caused to have been conducted such inspections of the Development Project as Lender shall require for the purpose of, among other things, reviewing the quality and course of construction of such Development Project; and (ii) Lender shall have received, reviewed and approved all inspection reports provided by such Inspecting Architect.

13.Construction. If required by Lender, Lender has verified that the improvements to be constructed and the personal property to be incorporated into the Site, pursuant to the Development Project, prior to the requested advance of the DLOC, have been completed and no Liens affect the Site (other than those in favor of Lender and Permitted Exceptions).

14.Evidence of Equity Payments. Borrower shall have provided to Lender evidence satisfactory to Lender that Borrower has paid from its own funds (and not Loan proceeds) costs with respect to PIP equal to (i) the total cost to complete the PIP, less (ii) the DLOC Commitment Amount.

15.Fees and Costs. Borrower shall have paid all fees and costs incurred by Lender in connection with the foregoing, including, reasonable attorneys’ fees, indebtedness taxes, mortgage taxes, fees and expenses charged by the Inspecting Architect, and title insurance, escrow and recording fees.

5

Article 10 EXHIBIT 2.3 COLLATERAL TABLE

At Closing, the Collateral will include a first priority blanket lien on and security interest in all of Borrower’s tangible and intangible personal property, wherever located, including all such property located at or used in connection with the Sites identified below. The Collateral will also include first priority Mortgages on each Site identified below.

Permitted Concept	Street Address	City	State	ZIP
Hilton Garden Inn	9315 Statesville Road	Charlotte	NC	28269

Article 11 EXHIBIT 2.4 CLOSING CONDITIONS

Lender’s obligation to close the Loan is subject to Lender’s satisfaction with or waiver of, in Lender’s sole discretion, the following conditions, including required deliverables, each at Borrower’s expense:

1.Due Diligence. Lender shall have received and approved all items, documents and information required by Lender in connection with its credit underwriting and due diligence for the Loan and shall have completed such credit underwriting and due diligence with respect to Borrower, Guarantor, the Loan, the Collateral, and all aspects of the Site as Lender deems appropriate, and the results of such underwriting and due diligence are satisfactory to Lender, in its sole discretion.

2.Payments. All costs, expenses and fees to be paid by Borrower on or before Closing shall have been paid.

3.No Default; Representations. No Default has occurred and is continuing or would occur as a result of the consummation of the transactions at the Closing. All representations and warranties of each of the Credit Parties in Loan Documents signed by such Credit Party are true, correct, and complete in all material respects.

4.Executed Loan Documents. Lender shall have received the following Loan Documents, together with all such other documents and instruments as Lender may require, in each case duly executed and, where appropriate, acknowledged, by all parties thereto, other than Lender, each in form and substance satisfactory to Lender:

(a)	This Agreement;

(b)	The Note;

(c)	The Guaranty;

(d)	A Mortgage and an environmental indemnity agreement for the Site;

(e)A security agreement from each person having an interest in the personal property Collateral, including all Persons named as franchisees in the Franchise Agreement for the Site;

(f)	A Borrower authorization; and

(g)A comfort letter from Franchisor and a collateral assignment and subordination of the Management Agreement.

5.Financing Statements. Lender shall have received evidence that appropriate financing statements have been properly filed with the appropriate Government Authority and that the security interests of Lender in all personal property Collateral are in first lien position, subject only to applicable Permitted Exceptions.

6.Deliverables. Borrower shall have delivered to Lender, or Lender shall otherwise have obtained, and Lender shall have approved, the following, together with such other information and documentation as Lender may reasonably require, all at Borrower’s expense:

(a)Evidence that Existing Debt Paid. Evidence that all outstanding seller financing, indebtedness owed to any of Borrower’s shareholders, members, partners, or principals and all other indebtedness owed to any third party, excluding indebtedness held by Lender or its affiliates, has been paid in full.

(b)Insurance. Evidence that all insurance that Borrower is required to have at Closing pursuant to Section 4.4 has been obtained, is in full force and effect, and complies with the requirements of the Loan Documents.

(c)Franchise Agreement and Management Agreement. Fully executed, complete copies of the Franchise Agreement and the Management Agreement, which agreements shall be in full force and effect, with expiration dates, including all renewal and extension options, of not less than the Loan maturity date and otherwise in form and substance satisfactory to Lender, and Lender shall have received such executed subordination agreements, collateral assignments, comfort letters, status certificates, and consents with respect to such agreements as Lender may require.

(d)Appraisal. An “ as completed” appraisal of the Site, dated no more than 60 days prior to closing, that is compliant with Applicable Law and such additional requirements and standards as Lender may specify, performed by state certified appraisers selected by Lender. Lender will order the appraisal.

(e)Survey. An existing ALTA survey of the Site from a licensed surveyor acceptable to Lender, certified to Lender and the title company.

(f)Legal Opinions. Such legal opinions as Lender may require, in form and substance and from counsel satisfactory to Lender.

7.Title Insurance. At Borrower’s expense, the Mortgage shall have been recorded and the Title Company shall be unconditionally committed to issue to Lender an ALTA lenders’ title insurance policy with respect to the Site, in such form and amount and with such endorsements as Lender may require, insuring that the Mortgage is in first lien position subject only to the Permitted Exceptions.

8.Environmental. Lender shall have approved the environmental condition of the Site. Prior to Closing, Lender will order an environmental assessment for the Site, at Borrower’s expense. On occasion, additional assessment work will be required to adequately understand environmental risks, which may include regulatory office reviews, site inspections, and phase I and/or phase II subsurface investigations. If additional work is required and there are no pre-existing phase I and/or phase II reports or if such reports are out of date (typically six months prior to closing), Lender may order new phase I and/or phase II reports from Lender approved consultants, at Borrower’s expense.

9.	Operating Account. Borrower shall open an operating account for the Site with Lender.

10.	Other Conditions. All other conditions to Lender’s obligations to close the Loan have been satisfied.

2

Article 12 EXHIBIT 3.1

Borrower Organizational Chart: Credit Party Ownership at Close

LF3 Charlotte TRS, LLC

Sole Member of LF3 Charlotte TRS, LLC

is

Lodging Fund REIT III TRS, Inc. (100%)

Sole Shareholder

is

Lodging Fund REIT III OP, LP (100%)

Lodging Fund REIT III, Inc.

is

General Partner (72.1%)

Common Limited Partners

are

individual investors (5.1%)

Series B Limited Partner

is

Legendary Capital REIT III, LLC (5%)

Series T Limited Partners

are individual investors

Series Go Limited Partners

are individual investors

(17.8%)

Article 13 EXHIBIT 3.5 LITIGATION

None

EXHIBIT 3.14

FRANCHISE AGREEMENT INFORMATION

Named Franchisee	Named Franchisor	Franchise Agreement Effective Date	Franchise Agreement Expiration Date
LF3 Charlotte TRS, LLC	Hilton Franchise Holding LLC	August 25, 2022	August 31, 2037

EXHIBIT 3.15

MANAGEMENT AGREEMENT INFORMATION

Property Address	Management Company	Owner	Management Agreement Effective Date	Management Agreement Expiration Date
9315 Statesville Rd. Charlotte, NC 28269	HP Hotel Management, Inc.	LF3 Charlotte TRS, LLC	August 25, 2022	August 25, 2028, with automatic 3 year extensions

EXHIBIT 4.15 FINANCIAL REPORTING

Borrower will comply with the requirements of this Exhibit 4.15.

Financial Statement Requirements. All Financial Statements, other than Financial Statements for Credit Parties that are individuals or trusts, shall be prepared in accordance with GAAP on a consistent basis from period to period. The Financial Statements need not be audited, but Borrower shall deliver to Lender copies of any audited Financial Statements which may be prepared, as soon as they are available. “Financial Statements” means, for Borrower and each Credit Party that is an entity, the following dated as of the end of the fiscal period then ended:

(a)	consolidated and consolidating balance sheet

(b)	consolidated and consolidating income statement

(c)	consolidated and consolidating statement of retained earnings (if available)

(d)	statement of cash flows (if available),

(e)	and all related schedules for the foregoing.

Provided, however, quarterly Financial Statements will not require statements of retained earnings, cash flows or shareholder equity unless requested by Lender. In those cases where a Credit Party is an individual or a trust, Financial Statements shall also include statements of assets and liabilities, statements of trust property (if the Credit Party is a trust), tax returns, and such other information as Lender may reasonably request.

1.Annual Reports, Borrower/Site: Within 60 days after the end of each Fiscal Year of Borrower, Borrower shall deliver to Lender complete Financial Statements (including but not limited to, for the Borrower, income statement, balance sheet, and if requested by Lender cash flow statement and/or statement of retained earnings) for the Fiscal Year then ended.

2.Quarterly Reports (Q1-Q3), Borrower/Site: Within 45 days after the end of each Fiscal Quarter (other than the last Fiscal Quarter of each Fiscal Year), Borrower shall deliver to Lender:

(a)For the first 3 Fiscal Quarters of each Fiscal year, Borrower Financial Statements for the Fiscal Quarter then ended (other than for individuals, which is addressed below in “Annual Reports”). Income statements (on a trailing 12-month basis) and cash-flow statements must be shown fiscal year-to-date, and the fiscal year-to-date income statement will show prior year comparable year-to-date;

(b)Standard hotel data of rooms sold and rooms available for the Site for the Fiscal Quarter (shown fiscal year-to-date), as well as gross revenue breakdown of room revenue from other revenue for such period, so that occupancy ADR and RevPar statistics for such Fiscal Quarter can be calculated;

(c)	The Smith Travel Research Reports for the Site for such Fiscal Quarter then ended;

(d)	Copies of the most recent Franchisor quality assurance reports issued to Borrower; and

3.Quarterly Reports (4), Borrower/Site: Within 60 days after the end of the last Fiscal Quarter of each Fiscal Year, Borrower shall deliver to Lender:

(a)Standard hotel data of rooms sold and rooms available for the Site for the Fiscal Quarter (shown fiscal year-to-date), as well as gross revenue breakdown of room revenue from other revenue for such period, so that occupancy ADR and RevPar statistics for such Fiscal Quarter can be calculated;

(b)The Smith Travel Research Reports for the Site for such Fiscal Quarter then ended (shown fiscal year-to-date);

(c)	Copies of the most recent Franchisor quality assurance reports issued to Borrower; and

4.Annual Reports, Guarantor: Within 60 days after the end of each Fiscal Year of Guarantor, Borrower shall deliver to Lender complete Financial Statements for Guarantor for such year, which shall include, income statement, balance sheet, and if requested by Lender cash flow statement and/or statement of retained earnings.

5.Other Information. Within 10 Business Days following Lender’s written request, Borrower will also deliver to Lender such additional Financial Statements and information (financial or otherwise) regarding the Credit Parties as Lender may reasonably request from time to time. If required by Lender, such information may include, without limitation, the following with regards to Guarantor: statement of assets and liabilities, summary of annual income and annual expenses, bank and/or brokerage statement including all pages, in form satisfactory to Lender, and/or other information requested. Such information must be dated no earlier than 90 days prior to date provided.

6.Budgets and Projections. Within 30 days after the commencement of each Fiscal Year, Borrower will deliver to Lender budgets and projections, including for capital expenditures, for the operation of each Site for such Fiscal Year (or other consecutive 12 month period), in form and content reasonably satisfactory to Lender.

7.Tax Returns. Within the earlier of (i) 30 days of filing such Tax Returns with the appropriate Government Authorities; or (ii) November 15 of each Fiscal Year, Borrower shall deliver to Lender true and complete copies of all applicable Tax Returns filed by (or on behalf of) each of the Credit Parties that is not a disregarded entity for taxation purposes.

8.Compliance Certificates. Each delivery of Financial Statements shall be accompanied by a compliance certificate, in the form of Exhibit 4.15(g) (a “Compliance Certificate”), duly executed by the treasurer, chief financial officer, or other appropriate officer of such Credit Party, including all supporting schedules and financial covenant calculations.

9.PIP Completion Evidence. Borrower shall provide to Lender written evidence of PIP completion as certified by Franchisor, no later than 30 days after the PIP is required to be complete pursuant to the Agreement.

Article 14 BORROWER FAILURE TO SUBMIT ANY ITEMS ENUMERATED ABOVE CAN RESULT IN AN EVENT OF DEFAULT, WHICH MAY, AMONG OTHER THINGS INCLUDE IMPOSITION OF DEFAULT INTEREST.

EXHIBIT 4.15(g) COMPLIANCE CERTIFICATE FORM

Article 15 WESTERN ALLIANCE BANK

One East Washington Street 14th Floor

Phoenix, AZ 85004

Re: Loan Agreement (the “Agreement”) dated August 25, 2022, between LF3 CHARLOTTE, LLC, a Delaware limited liability company and LF3 CHARLOTTE TRS, LLC, a Delaware limited liability company (collectively, the “Borrower”) and Western Alliance Bank (“Lender”). Capitalized terms used in this Compliance Certificate and not defined herein have the meanings given to those terms in the Agreement.

The undersigned certifies the following to Lender, as of the date of this Compliance Certificate:

1.The attached Financial Statements are complete and true and have been prepared in accordance with GAAP from period to period and otherwise in compliance with the requirements stated in the Agreement.

2.	Financial Covenants.

(a)Borrower’s Debt Service Coverage Ratio as of the last day of the most recent Fiscal Quarter is greater than or equal to 1. :1.

(b)Borrower’s Debt Yield as of the last day of the most recent Fiscal Quarter is greater than or equal to %.

(c)Within 10 Business Days of Lender’s request, Borrower will provide to Lender the calculations showing Borrower’s compliance with the foregoing, including, if applicable, a consolidating calculation where applicable Credit Party financial statements are used to combine multiple entities into an aggregate calculation.

3.No Default has occurred that is continuing, except for the following, as to which Borrower is taking the actions listed in order to cure such Default: If none, so state.

DEFAULT	CURE ACTIONS

4.Since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Lender, neither Borrower nor any other Credit Party has:

(a)Changed its legal name, identity, jurisdiction of incorporation, organization or formation ororganizationalstructureorformedoracquiredanysubsidiaryexceptasfollows:

 ;

(b)Acquired the assets of, or merged or consolidated with or into, any Person, except as follows:   ; or

(c)	Changed its address or otherwise relocated, except as follows: .

5.	All Real Property Impositions that are due and owing have been paid.

6.All fees owed to Franchisor pursuant to the Franchise Agreement that are due have been paid, and no default has occurred under the Franchise Agreement.

7.	The Site passed its latest quality assurance report by Franchisor, except with respect to the following items:  . The date of such report is:

 .

8.	The current Franchisor for the Site is .

9.	The current Manager for the Site is .

 , 20  , and the score is:

10. 1) Borrower current PIP estimated completion date, 2) Has/will Borrower request extension (and whether franchisor has granted)

11.For attached Financial Covenant calculations, borrower to also show by quarter and trailing twelve-months both a) # rooms occupied and b) # rooms available.

Dated:  , 20  .

 , a

Printed Name:  Title:

Article 16 EXHIBIT 4.16 FINANCIAL COVENANTS

1.	Debt Service Coverage Ratio.

(a)If Lender holds (1) a Lien on the Site securing the Obligations, and (2) a Lien on the Related Property to secure Borrower’s Obligations (or to secure a guaranty of Borrower’s Obligations by the Related Borrower), then, for so long as the Liens in clauses (1) and (2) remain in effect, this Section 1(a) will be applicable and the Related Borrower Group must maintain a Related Borrower Group Debt Service Coverage Ratio of (i) at least 1.20:1, measured as of the last day of the Fiscal Quarter ending on September 30, 2023, and as of the end of each of the succeeding Fiscal Quarters through the Fiscal Quarter ending on June 30, 2024, (ii) at least 1.25:1, measured as of the last day of the Fiscal Quarter ending on September 30, 2024, and as of the end of each of the succeeding Fiscal Quarters through the Fiscal Quarter ending on June 30, 2025, and (iii) at least 1.30:1, measured as of the last day of the Fiscal Quarter ending on September 30, 2025, and on the last day of each of the succeeding Fiscal Quarters throughout the Loan term.

(b)If Lender holds a Lien on the Site securing the Obligations but does not hold a Lien on the Related Property to secure Borrower’s Obligations (or to secure a guaranty of Borrower’s Obligations by the Related Borrower), then this Section 1(b) will be applicable and the Borrower must maintain a Debt Service Coverage Ratio of (i) at least 1.20:1, measured as of the last day of the Fiscal Quarter ending on September 30, 2023, and as of the end of each of the succeeding Fiscal Quarters through the Fiscal Quarter ending on June 30, 2024, (ii) at least 1.25:1, measured as of the last day of the Fiscal Quarter ending on September 30, 2024, and as of the end of each of the succeeding Fiscal Quarters through the Fiscal Quarter ending on June 30, 2025, and (iii) at least 1.30:1, measured as of the last day of the Fiscal Quarter ending on September 30, 2025, and on the last day of each of the succeeding Fiscal Quarters throughout the Loan term.

The Related Borrower Group Debt Service Coverage Ratio (if Section 1(a) is applicable), or the Debt Service Coverage Ratio (if Section 1(b) is applicable), at the applicable level required with respect to the last day of a particular Fiscal Quarter, may be referred to herein as the “Applicable DSCR Requirement.”

2.	Debt Yield.

(a)If Lender holds (1) a Lien on the Site securing the Obligations, and (2) a Lien on the Related Property to secure Borrower’s Obligations (or to secure a guaranty of Borrower’s Obligations by the Related Borrower), then, for so long as the Liens in clauses (1) and (2) remain in effect, this Section 2(a) will be applicable and the Related Borrower Group must maintain a Related Borrower Group Debt Yield of (i) at least 8.0%, measured as of the last day of the Fiscal Quarter ending on September 30, 2023, and as of the end of each of the succeeding Fiscal Quarters through the Fiscal Quarter ending on June 30, 2024, (ii) at least 9.0%, measured as of the last day of the Fiscal Quarter ending on September 30, 2024, and as of the end of each of the succeeding Fiscal Quarters through the Fiscal Quarter ending on June 30, 2025, and (iii) at least 10.0%, measured as of the last day of the Fiscal Quarter ending on September 30, 2025, and on the last day of each of the succeeding Fiscal Quarters throughout the Loan term.

(b)If Lender holds a Lien on the Site securing the Obligations but does not hold a Lien on the Related Property to secure Borrower’s Obligations (or to secure a guaranty of Borrower’s Obligations by the Related Borrower), then this Section 2(b) will be applicable and the Borrower must maintain a Debt Yield of (i) at least 8.0%, measured as of the last day of the Fiscal Quarter ending on September 30, 2023, and as of the end of each of the succeeding Fiscal Quarters through the Fiscal Quarter ending on June 30, 2024, (ii) at least 9.0%, measured as of the last day of the Fiscal Quarter ending on September 30, 2024, and as of the end of each of the succeeding Fiscal Quarters through the Fiscal Quarter ending on June 30, 2025, and (iii) at least 10.0%, measured as of the last day of the Fiscal Quarter ending on September 30, 2025, and on the last day of each of the succeeding Fiscal Quarters throughout the Loan term.

The Related Borrower Group Debt Yield (if Section 2(a) is applicable), or the Debt Yield (if Section 2(b) is applicable), at the applicable level required with respect to the last day of a particular Fiscal Quarter, may be referred to herein as the “Applicable DY Requirement.”

In the event that the Related Borrower Group or Borrower, as applicable, is not in compliance with the Applicable DY Requirement or the Applicable DSCR Requirement as of the last day of two consecutive Fiscal Quarters, within 5 Business Days of demand from Lender, Borrower shall take one of the following courses of action (each, a “Curative Action”): (i) make a principal prepayment on the Loan or (ii) either deposit cash collateral in a Lender- controlled deposit account held at Lender or provide to Lender an evergreen standby letter of credit payable to Lender as additional security for the Loan (which letter of credit shall be in form, substance and from a financial institution satisfactory to Lender in Lender’s sole discretion). In the case of clause (i), such payment must be in an amount sufficient to reduce the outstanding balance of the Loan and Related Loan to be in compliance with the Applicable DY Requirement or the Applicable DSCR Requirement requirements as of the most recent testing date. In the case of clause (ii), such deposit or letter of credit must be in an amount sufficient, if such amount is factored into the calculation of (A) the Related Borrower Group Debt Service Coverage Ratio (if Section 1(a) is applicable), or the Debt Service Coverage Ratio (if Section 1(b) is applicable) and (B) the Related Borrower Group Debt Yield (if Section 2(a) is applicable), or the Debt Yield (if Section 2(b) is applicable) as if it were a prepayment of the Loan and Related Loan, to cause the Related Borrower Group or Borrower, as applicable to be in compliance with the Applicable DY Requirement and the Applicable DSCR Requirement as of the most recent testing date. Provided no Default is continuing, any deposit of funds or letter of credit made under clause (ii) shall be released to Borrower promptly following such time as the Borrower or Related Borrower Group (as applicable) is fully and completely in compliance with the Applicable DY Requirement and the Applicable DSCR Requirement as determined by Lender as measured as of the last day of two consecutive Fiscal Quarters following such deposit being made, without including any amounts attributable to deposit in the calculation; provided, however, if (a) an Event of Default occurs, or (b) the Borrower or Related Borrower Group (as applicable) is not in compliance with the required the Applicable DY Requirement and/or the Applicable DSCR Requirement for four consecutive Fiscal Quarters (without including any amounts attributable to deposit in the calculation), then Lender, in its sole discretion may apply such deposited funds against the Obligations, and shall not be required to return such funds to Borrower. Any prepayment under this Section shall include any applicable prepayment fees.

The following terms mean as provided below:

“Debt Service Amount” means the amount of principal and/or interest payments due with respect to the Loan.

“Debt Service Coverage Ratio” means, as calculated for the 12 month period of time ending on the last day of the Fiscal Quarter for which the Debt Service Coverage Ratio is being calculated, the ratio of Net Operating Income to the Debt Service Amount, each as determined in accordance with GAAP and calculated according to the Uniform System of Accounts for Hotels.

“Debt Yield” means, as calculated for the 12 month period of time ending on the last day of the Fiscal Quarter for which the Debt Yield is being calculated, Net Operating Income divided by the outstanding principal amount of the Loan as of the Determination Date.

“Determination Date” means the last day of the fiscal period for which the Debt Service Coverage Ratio, Debt Yield, Related Borrower Group Debt Service Coverage Ratio, or Related Borrower Group Debt Yield is being calculated.

“Net Operating Income” means, with respect to the 12 month period ending as of the applicable Determination Date, the sum of the following for the Borrower with respect to the Site as determined by Lender (“A”):

net income (or loss)

+interest expense

+income taxes

+depreciation

+amortization

+actual management fees, including both base and incentive management fees

+actual replacement reserves

+non-recurring miscellaneous expense (as allowed/required by Lender) Less

The sum of the following for the Borrower with respect to the Site as determined by Lender (“B”):

The greater of (i) 3% of total revenues as an assumed management fee or (ii) actual management fees (including both base and incentive management fees)

+The greater of (i) 4% of total revenues as an assumed reserve for replacement or (ii) actual replacement reserve

+non-recurring miscellaneous income (as allowed/required by Lender). For purposes of clarity, Net Operating Income is “A” minus “B”

“Related Borrower Group Debt Service Amount” means, with respect to the applicable period of time ending as of the applicable Determination Date, the sum amount of principal and/or interest payments due with respect to the Loan and Related Loan.

“Related Borrower Group Debt Service Coverage Ratio” means, as calculated for the 12 month period of time ending on the last day of the Fiscal Quarter for which the Related Borrower Group Debt Service Coverage Ratio is being calculated, the ratio of Related Borrower Group Net Operating Income to the Related Borrower Group Debt Service Amount, each as determined in accordance with GAAP and calculated according to the Uniform System of Accounts for Hotels.

“Related Borrower Group Debt Yield” means, as calculated for the 12 month period of time ending on the last day of the Fiscal Quarter for which the Related Borrower Group Debt Yield is being calculated, Related Borrower Group Net Operating Income divided by the outstanding principal amount of the Loan and Related Loan as of the last day of the applicable Fiscal.

“Related Borrower Group Net Operating Income” means, with respect to the 12 month period (or other applicable period of time) ending as of the applicable Determination Date, the sum of the following for the Related Borrower Group (on a consolidated basis) with respect to the Site and the Related Property as determined by Lender (“A”):

net income (or loss)

+interest expense

+income taxes

+depreciation

+amortization

+actual management fees, including both base and incentive management fees

+actual replacement reserves

+non-recurring miscellaneous and/or capital expense (as allowed/required by Lender) Less

The sum of the following for the Related Borrower Group (on a consolidated basis) with respect to the Site and Related Property as determined by Lender (“B”):

The greater of (i) 3% of total revenues as an assumed management fee or (ii) actual management fees (including both base and incentive management fees)

+  The greater of actual replacement reserve or (i) for the first 12 month period following the Closing Date, 2% of total revenues as an assumed reserve for replacement; (ii) for the second 12 month period following the Closing Date, 3% of total revenues as an assumed reserve for replacement; and (iii) at all times thereafter, 4% total revenues as an assumed reserve for replacement

+   non-recurring miscellaneous income (as allowed/required by Lender).

For purposes of clarity, Related Borrower Group Net Operating Income is “A” minus “B”

SCHEDULE 8.1(a) TO

Article 17 LOAN AGREEMENT TERMS DEFINED IN AGREEMENT
Defined Term	Location in Agreement
“ACH”	Section 2.8(a)
“AML Party”	Section 3.9
“AML Requirements”	Section 3.9
“Amortization Period”	Section 2.12(a)
“Authorized Person”	Section 8.20
“Bankruptcy Code”	Section 3.7
“Casualty”	Section 4.5(a)
“Closing”	Section 2.4
“Closing Conditions	Section 2.4
“Closing Date”	Section 2.4
“Closing Deadline”	Section 2.4
“Closing Draw Request”	Section 2.5
“Credit Party Information”	Section 8.19
“ERISA”	Section 3.20
“Evaluation Information”	Section 3.17
“Event of Default”	Section 6.1
“Financial Covenants”	Section 4.16
“Imposition Deposits”	Section 4.18(b)
“Impound Commencement Date”	Section 4.18(a)
“Impound Notice”	Section 4.18(a)
“Indemnified Matters”	Section 8.6
“Insurance Proceeds”	Section 4.5(c)
“Lender Transfer”	Section 7.1
“Monthly Payment”	Section 2.10(a)
“Net Insurance Proceeds”	Section 4.5(c)
“Notices”	Section 8.10
“Origination Reference Rate”	Section 2.12(h)
“Origination Term”	Section 2.12(i)
“Partial Assignment”	Section 7.1
“Permitted Prepayment Date”	Section 2.11(a)
“PIP”	Section 3.14
“Prepayment Fee”	Section 2.11(b)
“Prepayment Reference Rate”	Section 2.12(j)
“Prepayment Term”	Section 2.12(k)

“Prohibited Transaction”	Section 5.8
“Real Property Impositions”	Section 4.18(b)
“Remaining Payments”	Section 2.12(l)

Defined Term	Location in Agreement
“Restoration”	Section 4.5(b)
“SDN List”	Section 3.9
“Special Prepayment”	Section 2.11(d)
“Swap Rate”	Section 2.12(n)
“Tax Affiliate”	Section 3.16
“Tax Returns”	Section 3.16
“Term Out Date”	Section 2.12(o)
“Transaction Costs”	Section 2.7
“Transferred Interests”	Section 7.1

EXHIBIT 8.1(b) SCHEDULE OF DEFINED TERMS

1.	Defined Terms. The following terms have the meanings set forth below:

“Adviser” means Legendary Capital REIT III, LLC, a Delaware limited liability company.

“Affiliate” means, with respect to a Person, each officer, director, manager, general partner, or joint- venturer of such Person and any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Applicable Law” means, as to a Person, any law (statutory or common), ordinance, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or Government Authority, in each case applicable to or binding on such Person or any of its assets or to which such Person or any of its assets is subject.

“Beneficial Ownership Certification” means the beneficial ownership certification provided by Borrower or its Affiliate to Lender prior to the Closing Date regarding the ownership of Borrower.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in Phoenix, Arizona.

“Capital Lease” means any lease or similar arrangement that is classed as a capital lease pursuant to GAAP. “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Government Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Government Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Collateral” means all real and personal property, tangible and intangible, as to which Lender is granted a Lien pursuant to any Loan Document, and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of Lender, with references to “Collateral” to include all or any portion of or interest in any of the Collateral.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or subject, including the Franchise Agreement and the Management Agreement.

“Control” and “Controlled” means possession of either (a) the power to vote, or the beneficial ownership of, 20% or more of any class of voting securities (or other ownership interests) of such Person; or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Party” means Borrower, each Guarantor and each other Person (other than Lender) that is or may become a party to this Agreement or any other Loan Document.

“Debt Yield” means as defined Exhibit 4.16.

“Default” means any Event of Default (as defined in Article 6) or any event or circumstance that, with the passage of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Default Rate” means, with respect to the Loan, a per annum rate equal to 5% added to the interest rate that is otherwise applicable to such Loan from time to time. If the Default Rate is applied to any amounts other than the Loan (such as protective advances), it will equal a per annum rate equal to 5% added to the highest interest rate that is otherwise applicable to the Term Loan or DLOC (whichever is greater) from time to time.

“Debt Service Coverage Ratio” means as defined in Exhibit 4.16.

“Fiscal Quarter” and “Fiscal Year” means, respectively, the quarterly accounting periods and the annual accounting periods of Borrower consistent with the Borrower’s accounting and reporting practices in effect on the Closing Date.

“Franchise Agreement” means the franchise agreement, license agreement, or similar agreement relating to a particular Site, granted by the franchisor or licensor named in such agreement (“Franchisor”), together with all amendments, assignments, restatements, extensions, supplements, and exhibits thereto, that grants to Borrower the right to develop and operate such Site as the Permitted Concept.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

“Government Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means Lodging Fund REIT III Op, LP, a Delaware limited partnership.

“Guaranty” means each Guaranty of even date herewith by one or more Guarantors, pursuant to which such Guarantor guarantees payment and/or performance of certain Borrower Obligations.

“Indebtedness” means, without duplication, all of the following, whether or not matured: (a) indebtedness for borrowed money, including the outstanding balances of any revolving lines of credit; (b) obligations evidenced by bonds, debentures, notes, or similar instruments; (c) reimbursement and other obligations with respect to letters of credit and acceptances; (d) obligations representing the deferred purchase price of property or services; (e) obligations created or arising under any conditional sale or other title retention agreement; (f) obligations with respect to Capital Leases; and (g) any other obligation for borrowed money or other financial accommodation (direct or contingent), whether evidenced by a note, instrument, guaranty or other writing and whether contingent, unliquidated or disputed.

“Lender Party” means each of Lender and its Affiliates.

“LF III” means Lodging Fund REIT III, Inc., a Maryland corporation.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature, including fees, charges and disbursements of financial, legal and other advisors and consultants (including those incurred in connection with responding to subpoenas or other discovery requests, third party or otherwise) and including interest accrued thereon or as a result thereof, whether joint or several, and whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest, including purchase money security interests, and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” means, collectively, this Agreement; the Note; the Guaranty; the Mortgage; and each security agreement, management agreement subordination, environmental indemnity agreement, Closing Draw Request, cross-default and/or cross-collateral agreement, and each other document or instrument now or hereafter executed and delivered by any Credit Party in connection with the Loan or any of the foregoing, with references in the Loan Documents to a particular Loan Document to mean such Loan Document, as it may be amended, restated, supplemented, extended or renewed from time to time. Each Exhibit, Schedule, Table, or Appendix attached to a Loan Document is an integral part of such Loan Document, the same as if set forth in full in the body thereof.

“Management Agreement” means the management or similar agreement with the manager named in such agreement (“Manager”), together with all amendments, assignments, restatements, extensions, supplements, and exhibits thereto and relating to a particular Site, granting Manager the right to manage and operate such Site as the Permitted Concept.

“Material Adverse Effect” means any fact, event, circumstance or other effect (including changes in market conditions), whether foreseeable or unforeseeable, that alone or in combination with other facts, events, circumstances, or effects occurring or existing concurrently with such fact, event, circumstance, or effect results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations or assets of any Credit Party; (b) the ability of any Credit Party to perform its obligations under any Loan Document; (c) the validity or enforceability of any Loan Document or the rights and remedies of Lender under any Loan Document; or (d) the Collateral, Lender’s Liens in the Collateral, or the priority of such Liens.

“Maturity Date” means August 25, 2027. “Maximum Loan Amount” means $12,156,000.

“Mortgage” means each mortgage, deed of trust, or similar document granting a Lien to Lender, now or hereafter encumbering any of the Collateral, with references in the Loan Documents to “Mortgage” being to each such Mortgage.

“Net Operating Income” means calculation shown in Exhibit 4.16.

“Note” means the promissory note(s) by Borrower to Lender evidencing the Loan.

“Obligations” means all amounts, obligations, liabilities, covenants and duties of every type and description (including for the payment of money), owing by any Credit Party to Lender, or any other Person required to be indemnified, that arises out of, under, or in connection with any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, liquidated or not, now existing or hereafter arising, however acquired, and whether or not evidenced by any instrument.

“Operating Lease Expenses” means all rent paid in cash, including any percentage rent (but excluding from “rent” any Taxes, insurance, common area maintenance, or other similar charges even if denominated as “rent”), incurred by Borrower with respect to any and all operating leases or subleases during the period of determination, all determined in accordance with GAAP.

“Payment Day” means the first day of each calendar month.

“Permitted Concept” means the concept set forth for a particular Site in the Collateral Table or such other concept as may be approved by Lender in its sole discretion for a particular Site.

“Permitted Exceptions” means (a) recorded easements, covenants, conditions, restrictions, encumbrances, and other matters of record affecting the Collateral and approved by Lender in its sole discretion; (b) the Lien for current real property taxes and assessments, not yet due and payable, with respect to any real property Collateral; and (c) Liens in favor of a Lender Party.

“Person” means any individual, partnership, corporation, business trust, public benefit corporation, joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Government Authority.

“Related Borrower” means, individually and collectively, LF3 Pineville 2 LLC, a Delaware limited liability company, and LF3 Pineville 2 TRS, LLC, a Delaware limited liability company.

“Related Borrower Group” means, collectively, (a) the Borrower, and (b) the Related Borrower.

“Related Loan” means the term loan and development line of credit by Lender to Related Borrower made pursuant to the Related Loan Agreement.

“Related Loan Agreement” means the Loan Agreement of even date herewith, by Lender and Related Borrower governing the Related Loan.

“Related Property” means the hotel property located at 425 Town Centre Blvd, Pineville, North Carolina

28134.

“Site” means (a) each site listed in the Collateral Table and (b) each other business property that now or hereafter constitutes Collateral or at which any Collateral is located or that is otherwise designated or deemed a Site pursuant to any Loan Document, in each case including the buildings and improvements thereon and rights and privileges appurtenant thereto. All references in the Loan Documents to “Site” shall mean each such Site.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person; (b) such Person is able to pay all liabilities of such Person as such liabilities mature; and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of Arizona, unless relating to real property or fixtures covered by the Mortgage, then the Uniform Commercial Code as in effect from time to time in the State of Texas.

2.	Interpretative Rules. Unless otherwise expressly provided or the context may otherwise require:

(a) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in a Loan Document, shall refer to such Loan Document as a whole and not to any particular provision hereof or thereof; (b) in the computation of time periods from a specified date to a later specified date, the term “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including” and the term “including” means “including without limitation”; (c) the term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings; (d) the term “sole” means “sole and absolute”; (e) Article, Section, subsection, clause, Appendix, Exhibit, Schedule, and Table references in a Loan Document are to such items in or attached to such Loan Document; (f) references to a Loan Document include all exhibits, schedules, and appendices thereto and, unless Lender’s consent is required therefor but was not obtained, any amendment, restatement, or supplement thereto;

(g) references to any statute, law, ordinance, regulation or rule are to such statute, law, ordinance, regulation or rule, as modified from time to time and to any successor to any such statute, law, ordinance, regulation or rule, in each case as in effect at the time any such reference is operative; (h) Article, Section, subsection, Appendix, Exhibit, Schedule and Table titles and other divisions contained in any Loan Document are without substantive meaning or content of any kind and are not a part of the agreement between the parties; (i) the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term; and (j) references to days, months, and years are to calendar days, months, or years, unless otherwise defined.